Exhibit 99.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

AMONG

HUB INTERNATIONAL LIMITED,

HUB INTERNATIONAL FLORIDA, INC.

FORTUN INSURANCE AGENCY, INC.,

ABCO INSURANCE UNDERWRITERS, INC.,

AMERICAN INSPECTION & LOSS CONTROL SERVICES, INC.,

ABCO PREMIUM FINANCE, INC.

AND

HECTOR D. FORTUN

Dated as of July 7, 2006

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment

Exhibit B	Form of Assumption Agreement

Exhibit C	Form of Domain Name Transfer Agreement

Exhibit D	Form of Executive Employment Agreement

Exhibit E	Form of Employee Confidentiality and Non-Solicitation Agreement

Exhibit F	Form of Escrow Agreement

Exhibit G	Form of Lease for Palermo Property

Exhibit H	Form of Lease for Sevilla Property

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PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of July 7, 2006 (this “Agreement”), among (i) Hub International Limited, a corporation continued under the laws of Canada (“Hub”), (ii) Hub International Florida, Inc., a Florida corporation (“Buyer”), (iii) Fortun Insurance Agency, Inc., a Florida corporation (“Fortun Insurance”), (iv) ABCO Insurance Underwriters, Inc., a Florida corporation (“ABCO Insurance”), (v) American Inspection & Loss Control Services, Inc., a Florida corporation (“American Inspection”), (vi) ABCO Premium Finance, Inc., a Florida corporation (“Premium Finance”), and (vii) Hector D. Fortun, an individual residing in Florida (“Hector Fortun”). Fortun Insurance, ABCO Insurance and American Inspection sometimes are referred to herein collectively as the “Selling Companies” and individually as a “Selling Company.” The Selling Companies and Premium Finance sometimes are referred to herein collectively as the “Companies” and individually as a “Company.” The Selling Companies and Hector Fortun sometimes are referred to herein collectively as the “Sellers” and individually as a “Seller.”

RECITALS

WHEREAS, the Companies are engaged in the Business (as defined below in Section 1.1);

WHEREAS, the Selling Companies desire to sell to Buyer, and Buyer desires to purchase from the Selling Companies, substantially all of the assets of the Selling Companies, upon the terms and subject to the conditions set forth herein;

WHEREAS, Hector Fortun owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Premium Finance (the “Premium Finance Shares”); and

WHEREAS, Hector Fortun desires to sell to Buyer, and Buyer desires to purchase from Hector Fortun, all of the Premium Finance Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1. Defined Terms. In this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Body.

“Additional Compensation Arrangement” means any Contract pursuant to which any Company has received, is receiving or may be entitled to receive any compensation, payment or other benefit, if and to the extent based upon volume, loss history, customer quality or other similar factors, from or on behalf of any insurance or reinsurance underwriter.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such specified Person. For purposes of this definition, the term “control” means the power to direct or cause the direction of the management of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Anniversary Date” means each of the first, second and third anniversary dates of the Closing Date.

“Average EBITDA” means an amount equal to the average of the EBITDA calculated with respect to each one (1) year period ending on each Anniversary Date.

Average Price” means the average closing sales price per HIL Share as reported on The New York Stock Exchange, Inc. during the twenty (20) consecutive trading days ending ten (10) trading days prior to the applicable payment date.

“Business” means the combined operations of and businesses presently carried on by the Companies, consisting of, among other things, retail insurance brokerage, wholesale insurance brokerage, risk management services, inspection services and premium financing.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to be closed.

“Buyer Designee” means any wholly owned subsidiary of Buyer notified to the Representative not less than five (5) days prior to the Closing Date.

“Buyer Group Members” means Buyer, its Affiliates (including Premium Finance after the Closing), their respective directors, officers, employees and agents, and their respective heirs, executors, successors and permitted assigns.

“Client” means any Person for whom any Company places insurance products, whether as the broker of record or otherwise.

“Closing Frustration Event” means the occurrence of any of the following events during the period from the date hereof until the Closing Date: (i) the enactment of any Law or the entry of any final, non-appealable Order that prohibits or otherwise challenges the legality or validity of the Contemplated Transactions; (ii) the outbreak or escalation of war, armed hostilities, acts of terrorism or other regional, national or international crisis or emergency, or any governmental or other response to any of the foregoing; (iii) any major economic or regulatory condition or circumstance that disproportionately affects the insurance brokerage industry in Florida; or (iv) Hector Fortun suffers a disability (within the meaning of Hub’s long-term disability insurance plan).

“Closing Tangible Net Worth” means the Tangible Net Worth of the Companies as of the close of business on the Closing Date as shown on the Closing Statement, as finally determined in accordance with Section 3.6.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement effective as of April 26, 2006 among Fortun Insurance, ABCO Insurance, Premium Finance and Hub.

“Contracts” means all contracts, agreements, leases, commitments, understandings and arrangements, whether written or oral.

“EBITDA” means, as determined on each Anniversary Date with respect to the Business, net earnings from operations before taking into account interest, taxes, depreciation and amortization for the twelve-month period ending on such Anniversary Date, less a corporate overhead expense not to exceed four percent (4%) in respect of accounting, audit, Sarbanes-Oxley compliance, human resources, information technology, payroll and other administrative services provided to the Business. EBITDA shall (i) be computed without regard to “extraordinary items” of gain or loss (as that term is used in accordance with GAAP), (ii) not include any gains, losses or profits realized from the purchase or sale of any operations, business or assets by Buyer from third parties, (iii) not include any gains, losses or profits realized from the consolidation of other Hub operations existing as of the date hereof, and (iv) not include any investment income. Buyer shall make such other adjustments as it reasonably determines in good faith to prevent the bunching of income and/or expenses.

“Environmental Laws” means any applicable Law, License or Order promulgated by any Governmental Body (i) for the protection of human health and safety or the environment (including air, water, soil and natural resources) or (ii) regulating the manufacture, processing, use, storage, handling, release or disposal of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA.

“Escrow Agent” means CIBC Mellon Trust Company.

“Escrow Fund” means the HIL Shares deposited with the Escrow Agent pursuant to this Agreement.

“Excluded Taxes” means (i) all income Taxes owed by Sellers or any of their Affiliates for any period; (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (iii) all Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Period; (iv) all Taxes of Sellers or any other Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes any Seller or any of its present or past Affiliates prior to the Closing, by reason of a tax sharing, tax indemnity or similar agreement entered into by such Seller or any of its present or past Affiliates prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by such Seller or any of its present or past Affiliates prior to the Closing; and (v) Taxes imposed on Buyer as a result of any breach of warranty or misrepresentation under Section 4.20, or breach by Sellers of any covenant relating to Taxes. For purposes of this Agreement, in the case of any Straddle Period, (x) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (y) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“GAAP” means United States generally accepted accounting principles, consistently applied, in effect at the date of the financial statement to which it refers.

“Governmental Body” means any foreign, federal, state, local or other government, governmental or regulatory body, agency, authority or commission, self-regulatory organization, or any court, tribunal or judicial or arbitral body.

“Hazardous Material” means any chemical, material or substance listed, defined, designated or regulated as toxic, hazardous, a pollutant or a contaminant under any applicable Environmental Law, including pesticides, toxic chemicals, petroleum products and byproducts, asbestos-containing materials and polychlorinated biphenyls.

“HIL Share” means a common share, no par value per share, of Hub.

“Hub Group” means Hub and its Affiliates (including, after the Closing, Premium Finance).

“Indebtedness” means all liabilities and obligations for borrowed money, including (i) all indebtedness evidenced by notes, debentures, bonds or similar instruments; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property or services; (iv) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit; (v) all guarantees of obligations of the type described in this definition of another Person; and (vi) all accounts payable unpaid and outstanding over 90 days.

“Intellectual Property Rights” means (i) all patents and patent applications; (ii) all trademarks, service marks, logos, trade names, corporate names and Internet domain names, including all goodwill associated therewith and symbolized thereby, and all applications, registrations and renewals in connection therewith; (iii) all registered and unregistered copyrights and copyrightable works of authorship; (iv) all trade secrets and other confidential business information (including research and development, business and marketing plans, product specifications, know-how, processes, technology, technical data, client and insurance carrier lists, client information, needs and preferences, expiration dates and renewal information, and pricing and cost information); and (v) all computer software (excluding “shrink-wrap,” “click-wrap” and commercially available “off the shelf” software), including all source code and related source code documentation.

“IRS” means the Internal Revenue Service.

“Key Man Policy” means a key-man life insurance policy on the life of Hector Fortun obtained by Hub in the face amount of at least $15,000,000.

“Knowledge of Buyer” means the actual knowledge, after reasonable inquiry and investigation, of any of the following persons: Richard Gulliver and Clark Wormer.

“Knowledge of Sellers” means the actual knowledge, after reasonable inquiry and investigation, of any of the following persons: Hector Fortun, Jose Suarez, Meliano Carmona, Ileana Sardiñas and Rolando Rouco, Jr.

“Law” means any applicable law, statute, rule or regulation of any Governmental Body, including common law, equitable and other legal principles, and any award in any arbitration proceeding.

“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Body.

“Lien” means, with respect to any asset or property, any lien, mortgage, pledge, charge, security interest or encumbrance of any kind in respect of such asset or property.

“Line of Credit” means the Variable Rate Nondisclosable Revolving Line of Credit from Ocean Bank to Premium Finance in the principal amount of $17,000,000.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, claims or other charges.

“Material Adverse Effect” means any change, circumstance, condition, development or state of facts that (i) is materially adverse to the assets, business, condition (financial or otherwise), liabilities or results of operations of the Companies taken as a whole, or (ii) would prevent or materially impair or delay the ability of any Seller or Company to consummate the Contemplated Transactions.

“Order” means any order, injunction, judgment, award, decree or ruling of any Governmental Body.

“Percentage Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name (and identified as such) on Schedule 3.5 hereto.

“Permitted Liens” means (i) Liens explicitly disclosed on the Financial Statements or notes thereto or securing liabilities explicitly reflected on the Financial Statements or notes thereto; (ii) Liens for Taxes that are not yet due and payable, provided that adequate reserves for such Taxes have been maintained in accordance with GAAP on the Financial Statements; (iii) Liens imposed by Law, such as materialmen’s, mechanic’s, workmen’s, carrier’s and repairmen’s Liens, arising or incurred in the ordinary course of business and securing amounts that are not yet due and payable or are being contested in good faith, provided that adequate reserves have been maintained in accordance with GAAP on the Financial Statements; and (iv) other Liens arising or incurred in the ordinary course of business that are not material in amount and do not adversely affect the title of, materially detract from the value of or materially interfere with any present use of, the assets or property affected by such Lien.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or Governmental Body.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date and the portion of the Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of the Straddle Period ending on and including the Closing Date.

“Preliminary Closing Tangible Net Worth” means the Tangible Net Worth of the Companies as of the close of business on the Closing Date as shown on the Preliminary Closing Statement, as determined in accordance with Section 3.2(b).

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.

“Reference Date” means December 31, 2005.

“Retained Premises” means all of the real property, including the land, buildings, structures and improvements thereon and appurtenances thereto, located at (i) 365 Palermo Avenue, Coral Gables, Florida 33134 (the “Palermo Property”) and (ii) 350 Sevilla Avenue, Coral Gables, Florida 33134 (the “Sevilla Property”).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Group Member” means Sellers and their Affiliates.

“Specialty Risks Equity Interest” means the equity interest owned by Fortun Insurance in Fortun Specialty Risks, LLC, a Florida limited liability company.

“Straddle Period” means any taxable year or period beginning on or prior to and ending after the Closing Date.

“Tangible Net Worth” means, as of the Closing Date, an amount (which may be positive or negative) equal to the Operating Assets of the Companies minus the Operating Liabilities of the Companies. The amount described in the preceding sentence shall be determined (without duplication) on a consolidated basis in accordance with GAAP, as modified to take into account only the items set forth in this definition. For purposes of this Agreement, “Operating Assets” means the sum of the following assets of the Companies: (i) cash or cash equivalents, (ii) agency billed accounts receivable of the Selling Companies and direct billed accounts receivable for The Related Group of Florida and J. Milton & Associates that as of the Closing Date have been outstanding for 90 days or less, (iii) accounts receivable of Premium Finance that as of the Closing Date have been outstanding for 90 days or less, and (iv) the net book value of the furniture, fixtures, office equipment, computers and other assets Buyer elects in its sole discretion to purchase. For purposes of this Agreement, “Operating Liabilities” means the sum of the following liabilities of the Companies: (i) accounts payable to insurance companies for Client premiums, (ii) accrued payroll expenses for Transferred Employees, (iii) accrued vacation for Transferred Employees, (iii) accrued paid time off for Transferred Employees, (iv) the Line of Credit and (v) other current liabilities expressly agreed to by Buyer in its sole discretion; provided, however, that in no event will Operating Liabilities include any of the Excluded Liabilities.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all foreign, federal, state and local income, profits, franchise, gross receipts, capital stock, severance, stamp, document, transfer, payroll, employment, unemployment, social security, disability, sales, use, property, withholding, excise, value-added, occupancy, insurance premium, including surplus lines insurance, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, service fees and additions imposed by any Governmental Body with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Benefit” means any refund, credit or other reduction in otherwise required Tax payments.

“Tax Contest” means any audit, investigation, claim, dispute or controversy relating to Taxes.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Body relating to Taxes.

“Transfer Taxes” means all sales, use, value added, transfer, stamp, stock transfer, gains and similar Taxes.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2. Cross References. Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section
ABCO Insurance	Preamble
Accountants	3.6(d)
Acquisition Proposal	6.5
ADSP Allocation	8.5(d)
Agreed Amount	11.6
Agreement	Preamble
American Inspection	Preamble
Appraiser	8.5(d)
Assumed Liabilities	2.4
Assumption Agreement	3.4(g)
Average EBITDA Adjustment Amount	3.7(c)
Bill of Sale	3.4(f)
Buyer	Preamble
Claim Notice	11.5(a)
Claimed Amount	11.6
Closing	3.3(a)
Closing Cash Payment	3.2(a)(i)
Closing Date	3.3(a)
Closing Statement	3.6(a)
Closing Stock Payment	3.2(a)(ii)
Closing Tangible Net Worth	3.6(a)
Company	Preamble
Company Employees	4.22
Confidential Information	7.6(c)
Contemplated Transactions	4.3
Deposit	3.1
Dispute Notice	3.7(a)
Domain Names Transfer Agreement	3.4(h)
Effective Date	7.8(b)
Employee Benefit Plans	4.24(a)
Escrow Agreement	3.4(k)
Excluded Assets	2.3
Excluded Liabilities	2.5
Executive Employment Agreement	3.4(i)
Financial Statements	4.9(a)
Forcega	2.3(j)
Fortun 401(k) Plan	7.8(k)
Fortun Insurance	Preamble
Hector Fortun	Preamble
High Hurdle Amount	3.7(b)(i)

Term	Section
Hub	Preamble
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
Leases	3.4(l)
Licensed IP Rights	4.18(a)
Licenses	4.15
Low Hurdle Amount	3.7(b)(ii)
Material Contracts	4.12(a)
Net Amount of Receivables	7.9(c)
Organizational Documents	4.2
Owned IP Rights	4.18(a)
Preliminary Closing Statement	3.2(b)
Premium Finance	Preamble
Premium Finance Shares	Recitals
Prohibited Activity	7.6(e)(ii)
Purchase Price	3.2(a)
Purchased Assets	2.2
Receivables	7.9(a)
Reduction Amount	3.3(b)
Representative	3.8(a)
Required Regulatory Approval	3.3(b)
Restrictive Covenants	3.2(a)
Restrictive Period	7.6(a)
Review Period	3.6(b)
Sanson	4.9(a)
Section 338 Rules	8.5(d)
Section 338(h)(10) Election	8.5(a)
Seller	Preamble
Selling Company	Preamble
Statement of Objections	3.6(c)
Subsequent Closing	3.3(b)
Target Tangible Net Worth	3.6
Third Party Claim 11.5(a)	11.5(a)
TNW Adjustment Amount	3.6(e)
Transaction Documents	4.3
Transferred Employee	7.8(a)

1.3. Interpretation and Rules of Construction. In this Agreement, unless the context clearly indicates otherwise: (a) words used in the singular include the plural and words in the plural include the singular; (b) reference to any gender includes the other gender; (c) the word “including” (and with correlative meaning “include”) is not exclusive and shall be deemed to be followed by the words “without limitation”; (d) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (e) reference to any Article, Section, Exhibit or Schedule shall mean such Article or Section of, or such Exhibit or Schedule to, this

Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (f) the Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; and (g) reference to any Law shall mean such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties acknowledge and agree that this Agreement was drafted and negotiated jointly by the parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall apply to any construction or interpretation hereof.

ARTICLE 2

PURCHASE AND SALE

2.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Hector Fortun shall sell, transfer, assign, convey and deliver to Buyer (or a Buyer Designee), and Buyer (or a Buyer Designee) shall purchase and acquire from Hector Fortun, all of Hector Fortun’s right, title and interest in, to and under the Premium Finance Shares, free and clear of any and all Liens (other than restrictions on transfer imposed by applicable securities laws).

2.2. Purchase and Sale of Purchased Assets. Except as otherwise provided in this Agreement (including in particular Sections 2.3 and 2.6), upon the terms and subject to the conditions of this Agreement, at the Closing, each Selling Company shall sell, transfer, assign, convey and deliver (or cause to be sold, transferred, assigned, conveyed and delivered) to Buyer (or one or more Buyer Designees), and Buyer (or one or more Buyer Designees) shall purchase and acquire from such Selling Company, on a going concern basis, free and clear of all Liens (other than Permitted Liens), all of such Selling Company’s right, title and interest in, to and under all of the assets, properties and rights of every kind, nature and description, wherever located, whether real, personal or mixed, tangible or intangible, owned, held or used by such Selling Company in the conduct of the Business as the same shall exist on the Closing Date, including all of the Selling Companies’ right, title and interest in, to and under the following assets, properties and rights (collectively, the “Purchased Assets”):

(a) all assets reflected on the Financial Statements and not disposed of after the Reference Date in the ordinary course of business;

(b) all cash, bank deposits and cash equivalents of the Selling Companies;

(c) all agency billed accounts, notes and other receivables arising in the conduct of the Business and direct billed accounts receivable for The Related Group of Florida and J. Milton & Associates;

(d) all security deposits, advances, credits and prepaid expenses;

(e) all personal property (including equipment, furniture, fixtures, office equipment, computer hardware and accessories, software, communications equipment and other tangible personal property) owned by the Selling Companies, including the items listed on Schedule 4.16(b);

(f) the leases for personal property leased by the Selling Companies in the conduct of the Business, other than the leases listed on Schedule 2.3(c);

(g) all of the Selling Companies’ rights under all Contracts, including the items listed on Schedule 4.12;

(h) all Clients of each Selling Company, including the Clients required to be listed on Schedule 4.26;

(i) all of the Selling Companies’ rights to renew, rewrite and/or replace any insurance policies in force with respect to the Clients as of the Closing;

(j) all Intellectual Property Rights (including all rights to each Selling Company’s name and any derivative thereof) owned or licensed by the Selling Companies and used or held for use in the conduct of the Business, including the items listed on Schedule 4.18(a), and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation or violation thereof;

(k) the Internet domain names listed on Schedule 4.18(a);

(l) all of the Selling Companies’ rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties relating to the Business or the Purchased Assets;

(m) all Licenses owned, held or possessed by the Selling Companies affecting or relating to the Business, including the items listed on Schedule 4.15, but only if and to the extent that such Licenses are legally transferable to Buyer;

(n) the Specialty Risks Equity Interest;

(o) all books, records, files and papers, whether in hard copy or electronic format, used in or associated with the Business, including all sales and promotional materials, manuals, sales and purchase correspondence, insurance carrier lists, Client lists and the personnel and employment records of the Transferred Employees, other than records, files and other information retained for financial reporting or Tax purposes and other than records, files and other information related primarily to the Excluded Assets or the Excluded Liabilities;

(p) all telephone numbers, facsimile numbers and yellow page listings of the Selling Companies; and

(q) all goodwill associated with the Business or the Purchased Assets.

2.3. Excluded Assets. Notwithstanding the foregoing provisions of Section 2.2, Buyer expressly acknowledges and agrees that the Selling Companies shall not sell, transfer, assign, convey or deliver to Buyer, and the Purchased Assets shall not include, the following assets and properties (collectively, the “Excluded Assets”):

(a) any assets and properties sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

(b) the Retained Premises;

(c) the leases for personal property listed on Schedule 2.3(c);

(d) all of the Selling Companies’ rights, claims, counterclaims, credits, causes of action and rights of set-off against each other and third parties relating to the Excluded Assets or the Excluded Liabilities;

(e) all of the Selling Companies’ rights under this Agreement and the other Transaction Documents;

(f) all of the Employee Benefit Plans (including the items listed on Schedule 4.24) and any assets related thereto;

(g) all employment Contracts between any Selling Company and its employees;

(h) all Licenses owned, held or possessed by the Selling Companies affecting or relating to the Business that are not legally transferable to Buyer and listed on Schedule 2.3(h);

(i) the corporate minute books and records, stock transfer or ledger books and corporate seals of the Selling Companies;

(j) all of Fortun Insurance’s equity interests in Forcega, Inc., a Florida corporation (“Forcega”);

(k) all insurance policies and contracts of the Selling Companies and all claims of every nature and description under or arising out of such insurance policies and contracts, including any proceeds from and refundable premiums relating to such policies and contracts;

(l) all Tax Returns, financial statements and related books and records with respect to Taxes and financial reporting of the Selling Companies; and

(m) any Tax assets, including all rights with respect to credits or refunds, for Taxes paid by the Selling Companies or for which the Selling Companies are liable pursuant to Article 8, as mutually determined in good faith by Buyer and the Representative.

2.4. Assumed Liabilities. Except as otherwise provided in this Agreement (including in particular Section 2.5), upon the terms and subject to the conditions of this

Agreement, at the Closing, Buyer (or one or more Buyer Designees) shall assume and shall thereafter pay, perform and otherwise discharge in accordance with their respective terms and subject to the respective conditions thereof, the following liabilities and obligations of the Selling Companies (excluding any Excluded Liabilities that may be included therein, collectively the “Assumed Liabilities”):

(a) all liabilities and obligations of the Selling Companies arising under the Contracts sold, transferred, assigned, conveyed and delivered to Buyer pursuant to Section 2.2 that are first required to be performed after the Closing Date and are fully set forth on the face of such Contracts as provided by the Selling Companies to Buyer (other than liabilities or obligations attributable to any failure by the Selling Companies to comply with the terms thereof or any Contract entered into in violation of this Agreement or to the extent arising out of any breach thereof);

(b) all liabilities and obligations in respect of Taxes for which Buyer is liable pursuant to Section 8.1(b); and

(c) all liabilities and obligations of the Selling Companies in respect of the Transferred Employees to the extent expressly provided in Section 7.8.

2.5. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary (including in particular Section 2.4), Buyer is assuming only the Assumed Liabilities and is not assuming or agreeing to pay, perform or otherwise discharge any other liability or obligation of the Selling Companies of any kind, all of which shall be retained by and remain liabilities and obligations of the Selling Companies (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Selling Companies shall remain liable and responsible for paying, performing and discharging when due the following liabilities and obligations:

(a) all liabilities and obligations arising out of or relating to the ownership, operation or maintenance of the Business prior to or on the Closing Date (including any claims in the nature of an errors and omissions insurance claim relating to the periods prior to or on the Closing Date);

(b) any Indebtedness of the Selling Companies as of the Closing Date;

(c) all Excluded Taxes and all liabilities and obligations in respect of Taxes for which the Selling Companies are liable pursuant to Section 8.1(a);

(d) except to the extent expressly provided in Section 7.8, all liabilities and obligations of the Selling Companies arising out of or relating to employee benefits or compensation arrangements existing prior to or on the Closing Date, including all liabilities and obligations under any Employee Benefit Plans and any employment agreements with Company Employees;

(e) all liabilities and obligations of the Selling Companies arising out of or relating to the Contracts sold, transferred, assigned, conveyed and delivered to Buyer pursuant to Section 2.2 that, but for a breach or default by a Selling Company, would have been paid, performed or otherwise discharged in accordance with their terms prior to or on the Closing Date;

(f) all liabilities and obligations arising out of or relating to the Actions required to be listed on Schedule 4.13;

(g) all liabilities and obligations arising out of or relating to the ownership, use or occupation of the Retained Premises by any Company prior to or on the Closing Date;

(h) all liabilities and obligations arising out of or relating to the conduct of the Business or any other activity of the Companies prior to or on the Closing Date, in each case arising under or imposed by any Environmental Laws;

(i) all liabilities and obligations arising out of or with respect to any claims by any past or present employees of the Companies with respect to any personal injuries, including workers’ compensation or permanent disability, allegedly arising as a result of exposure to any Hazardous Materials or other occupational hazard during their employment by the Companies, which exposure occurred prior to or on the Closing Date;

(j) any amounts owed by a Selling Company to another Selling Company or to an Affiliate as of the Closing Date;

(k) all costs and expenses incurred by the Selling Companies and their Affiliates incident to their negotiation, preparation, execution and delivery of this Agreement and their performance and compliance with the terms and conditions contained herein;

(l) any broker, finder, investment banker or other intermediary fees or commissions that may become payable in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Sellers;

(m) all liabilities and obligations arising out of or relating to any Excluded Asset; and

(n) any other liabilities and obligations set forth on Schedule 2.5.

2.6. Assignment of Contracts, Licenses and Rights; Remittance of Monies. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, assign, convey or deliver as a Purchased Asset any asset, property or right (including any Contract or License) if and to the extent the actual or attempted sale, transfer, assignment, conveyance or delivery thereof, without the consent of a third party or Governmental Body, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or any Selling Company thereunder or with respect thereto. Sellers and Buyer shall use reasonable best efforts (but without any payment of money by Sellers or Buyer) to obtain the necessary consent of the third party or Governmental Body to any such sale, transfer, assignment, conveyance and delivery of a Purchased Asset as Buyer may reasonably request. If such consent is not obtained or if any attempted assignment thereof would be ineffective or would adversely affect the rights of any Selling Company thereunder so that Buyer would not in fact receive all such rights, Sellers and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder and with respect thereto as a Purchased Asset as contemplated by this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming Sellers’ obligations, any and all rights of Sellers against a third party thereto. From and after the Closing, Sellers shall pay promptly to Buyer when received all monies received by Sellers in respect of any Purchased Asset.

ARTICLE 3

DEPOSIT; PURCHASE PRICE; CLOSING

3.1. Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer shall deliver to Hector Fortun a deposit of Ten Million Dollars ($10,000,000) (the “Deposit”). The Deposit shall be made by wire transfer of immediately available funds to the bank account set forth on Schedule 3.1 hereto. If the Closing occurs, the Deposit shall be credited against the Purchase Price. If the Closing does not occur for any reason (other than the occurrence of a Closing Frustration Event), the Deposit shall be retained by Hector Fortun. If the Closing does not occur due to the occurrence of a Closing Frustration Event, the Deposit shall be returned by Hector Fortun to Hub within five (5) Business Days. If the Closing does not occur due to the death of Hector Fortun, Hub shall pay to the estate of Hector Fortun an amount equal to the face amount of the Key Man Policy less the Deposit.

3.2. Purchase Price; Allocation of Purchase Price.

(a) Generally. The aggregate purchase price (the “Purchase Price”) to be paid by Buyer to or for the account of Sellers for the Premium Finance Shares, the Purchased Assets and the restrictive covenants set forth in Section 7.6 (the “Restrictive Covenants”) shall be equal to:

(i) cash in the amount of $20,000,000 (the “Closing Cash Payment”), subject to adjustment as provided in Sections 3.2(b) and 3.6;

(ii) a number of HIL Shares determined by dividing $5,000,000 by the Average Price, rounded up to the nearest whole share (the “Closing Stock Payment”); and

(iii) the Average EBITDA Adjustment Amount (which amount may increase or decrease the Purchase Price as provided in Section 3.7).

(b) Preliminary Purchase Price Adjustment. At least five Business Days prior to the Closing Date, Buyer and the Representative shall jointly (i) prepare a preliminary closing statement of the Operating Assets and Operating Liabilities of the Companies as of the Closing Date (the “Preliminary Closing Statement”), and (ii) based on the Preliminary Closing Statement, calculate the Preliminary Closing Tangible Net Worth. In the event Buyer and the Representative are unable to agree on the Preliminary Closing Statement and the amount of the Preliminary Closing Tangible Net Worth, the Preliminary Closing Tangible Net Worth shall be deemed to be the amount proposed in good faith by Buyer. If the Preliminary Closing Tangible Net Worth is less than $1, the Closing Cash Payment shall be decreased by the amount of the shortfall.

(c) Payment of Purchase Price. The Closing Cash Payment (less the Deposit and any adjustment pursuant to Section 3.2(b)) shall be paid at Closing as provided in Section 3.5(a), and the Closing Stock Payment shall be delivered within five (5) Business Days after Closing as provided in Section 3.5(b). The Average EBITDA Adjustment Amount shall be determined and paid in accordance with Section 3.7. Notwithstanding the foregoing, Buyer shall have the right, in addition to any other rights and remedies Buyer may have, to offset against such payments any amounts owed to Buyer by any Seller under Article 8 or Article 11.

(d) Allocation of Purchase Price. For Tax purposes, the Purchase Price (including the Assumed Liabilities) shall be allocated among the Premium Finance Shares, the Purchased Assets and the Restrictive Covenants in accordance with the third party valuation to be obtained by Buyer as promptly as practicable after the Closing. Each party agrees to act in accordance with such valuation in the preparation of financial statements and filing of all Tax Returns (including IRS Form 8594) and not to voluntarily take any position inconsistent therewith in the course of any examination, audit, review or litigation relating thereto. Each party further agrees to provide the others promptly with any other information required to timely complete IRS Form 8594. If the third party valuation allocates more than $500,000 of the Purchase Price to the Restrictive Covenants, Hub will reimburse Hector Fortun for fifty percent (50%) of the taxes imposed on Hector Fortun as a direct result of such allocation.

3.3. Closing.

(a) Subject to Section 3.3(b), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Hub in Chicago, Illinois, at 10:00 a.m., local time, on the later to occur of (i) August 1, 2006 or (ii) the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article 9 (other than those conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs shall be referred to herein as the “Closing Date.” The Closing shall be deemed to have occurred and be effective at 11:59 p.m., local time, on the Closing Date, and all documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously.

(b) Notwithstanding anything to the contrary set forth in this Agreement, if any consent, approval or authorization of any insurance regulatory authority required to effectuate the transfer of the Premium Finance Shares to Buyer (a “Required Regulatory Approval”) is not obtained as of the scheduled Closing Date but the other conditions set forth in Article 9 shall have been satisfied or waived, then (i) the Closing shall take place with respect to the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities; (ii) Hector Fortun shall not transfer the Premium Finance Shares to Buyer at the Closing; (iii) the Closing Cash Payment shall be reduced by an amount equal to $200,000 (the “Reduction Amount”) and the parties shall agree to other appropriate modifications to this Agreement to reflect the fact that the Premium Finance Shares will not be transferred to Buyer at the Closing; (iv) Hector Fortun shall continue to operate Premium Finance in the ordinary course consistent with past practices and in accordance with the covenants set forth in Section 6.1(b); (v) the parties shall use reasonable best efforts to obtain the Required Regulatory Approval as expeditiously as possible; and (vi) Hector Fortun shall transfer the Premium Finance Shares to Buyer at a subsequent closing (the “Subsequent Closing”) to be held as soon as possible (and in any event no later than two Business Days) after receipt of the Required Regulatory Approval. At the Subsequent Closing, (x) Buyer shall deliver to Hector Fortun the Reduction Amount and the closing delivery set forth in Section 3.5(j) (provided that the certificate contemplated thereby shall be dated the date of the Subsequent Closing); and (y) Hector Fortun shall deliver to Buyer the closing deliveries set forth in Section 3.4(a), Section 3.4(b) (with respect to Premium Finance only), Section 3.4(c) (with respect to Premium Finance only), Section 3.4(d) (with respect to Premium Finance only), Section 3.4(m), Section 3.4(n) and Section 3.4(o) (provided that the certificate contemplated thereby shall be dated the date of the Subsequent Closing).

3.4. Closing Deliveries of Sellers. At the Closing, Sellers shall deliver (or cause to be delivered) to Buyer the following:

(a) stock certificates representing all of the Premium Finance Shares, free and clear of any and all Liens, duly endorsed in blank or accompanied by stock powers duly executed by Hector Fortun;

(b) a copy of each Company’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Florida;

(c) a certificate of good standing for each Company issued as of a recent date by the Secretary of State of the State of Florida;

(d) a certificate of the secretary of each Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of such Company since the date of the certificate specified in clause (b) above; (ii) the By-laws of such Company as in effect as of the Closing Date; (iii) the resolutions adopted by the Board of Directors and shareholders of such Company authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Company is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date; and (iv) the incumbency and signatures of the officers of such Company authorized to execute and deliver each Transaction Document to which such Company is a party;

(e) a receipt, duly executed by each Seller, for the portion of the Closing Cash Payment to be received by each such Seller pursuant to Section 3.5(a);

(f) a Bill of Sale and Assignment dated the Closing Date, substantially in the form of Exhibit A attached hereto (the “Bill of Sale”), duly executed on behalf of each Selling Company;

(g) an Assumption Agreement dated the Closing Date, substantially in the form of Exhibit B attached hereto (the “Assumption Agreement”), duly executed on behalf of each Selling Company;

(h) a Domain Names Transfer Agreement dated the Closing Date, substantially in the form of Exhibit C attached hereto (the “Domain Names Transfer Agreement”), duly executed on behalf of each Selling Company;

(i) an Executive Employment Agreement dated the Closing Date, substantially in the form of Exhibit D attached hereto (the “Executive Employment Agreement”), duly executed by Hector Fortun;

(j) a Confidentiality and Non-Solicitation Agreement dated the Closing Date, substantially in the form of Exhibit E attached hereto, duly executed by each Transferred Employee;

(k) an Escrow Agreement dated the Closing Date, substantially in the form of Exhibit F attached hereto (the “Escrow Agreement”), duly executed on behalf of each Seller;

(l) the Real Estate Leases dated the Closing Date, substantially in the forms of Exhibit G and Exhibit H attached hereto (the Leases”), for the Palermo Property and the Sevilla Property, respectively, duly executed by Fortun Insurance and ABCO Insurance, respectively;

(m) the minute books, stock books, ledgers and registers, corporate seal and other corporate records of Premium Finance;

(n) a signed resignation, in form and substance reasonably satisfactory to Buyer, of each director and officer of Premium Finance;

(o) the certificate contemplated by Section 9.2(a), duly executed on behalf of each Seller;

(p) proof, in form and substance reasonably satisfactory to Buyer, of errors and omissions tail coverage meeting the requirements of Section 7.7;

(q) a payoff letter and lien release, in form and substance reasonably satisfactory to Buyer, with respect to any Indebtedness (other than the Line of Credit);

(r) a written termination and release, in form and substance reasonably satisfactory to Buyer, with respect to the employment agreements entered into between Fortun Insurance and its Key Employees;

(s) all consents, waivers or approvals obtained by Sellers with respect to the consummation of the Contemplated Transactions, including the consents, waivers and approvals listed on Schedule 4.5; and

(t) such other bills of sale, assignments and other instruments of transfer as Buyer may reasonably request or as otherwise may be necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer.

3.5. Closing Deliveries of Buyer. At the Closing (or, in the case of the stock certificates to be delivered pursuant to clause (b) below, within five (5) Business Days thereafter), Buyer shall deliver (or cause to be delivered) the following:

(a) an amount equal to the Closing Cash Payment (less the Deposit and any adjustment pursuant to Section 3.2(b)), to be allocated among Sellers in the respective amounts set forth opposite their names in Schedule 3.5, by wire transfer of immediately available funds to the bank accounts of Sellers set forth in Schedule 3.5;

(b) stock certificates representing the Closing Stock Payment, to be allocated among Sellers in the respective amounts set forth opposite their names in Schedule 3.5, which certificates shall be delivered to the Escrow Agent to be held in escrow in accordance with terms of the Escrow Agreement;

(c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Representative, as to (i) the resolutions adopted by the Board of Directors (or a duly authorized committee thereof) of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date; and (ii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver each Transaction Document to which Buyer is a party;

(d) the Bill of Sale, duly executed on behalf of Buyer;

(e) the Assumption Agreement, duly executed on behalf of Buyer;

(f) the Domain Names Transfer Agreement, duly executed on behalf of Buyer;

(g) the Executive Employment Agreement, duly executed on behalf of Buyer;

(h) the Escrow Agreement, duly executed on behalf of Buyer;

(i) the Leases, duly executed on behalf of Buyer;

(j) the certificate contemplated by Section 9.1(a), duly executed on behalf of Buyer;

(k) any consents, waivers or approvals obtained by Buyer with respect to the consummation of the Contemplated Transactions; and

(l) such other instruments as Sellers may reasonably request or as otherwise may be necessary to evidence and effect the assumption of the Assumed Liabilities by Buyer.

3.6. Tangible Net Worth Adjustment. The Closing Cash Payment shall be subject to adjustment, if necessary, pursuant to the procedures set forth in this Section 3.6.

(a) Preparation of Closing Statement. As promptly as practicable (but in no event later than ninety (90) days after the Closing Date or, in the event of a Subsequent Closing, thirty (30) days after the date of the Subsequent Closing), Buyer shall prepare and deliver to the

Representative (i) (A) a closing statement of the Operating Assets and Operating Liabilities of the Companies as of the Closing Date or (B) in the event of a Subsequent Closing, a closing statement of the Operating Assets and Operating Liabilities of the Selling Companies as of the Closing Date and of Premium Finance as of the date of the Subsequent Closing (the “Closing Statement”) prepared on a consistent basis with the Preliminary Closing Statement, including line items substantially similar to those contained in the Preliminary Closing Statement, and (ii) a certificate based on the Closing Statement setting forth Buyer’s calculation of the proposed Closing Tangible Net Worth and the proposed TNW Adjustment Amount.

(b) Examination by the Representative. Upon receipt of the Closing Statement, the Representative shall have thirty (30) days (the “Review Period”) to review the Closing Statement and the related calculations of the proposed Closing Tangible Net Worth and TNW Adjustment Amount. During the Review Period, Buyer shall (and shall cause its representatives to) provide the Representative and his representatives with full access at all reasonable times to the books and records of Buyer with respect to the Purchased Assets and Assumed Liabilities and the personnel of, and work papers prepared by or for, Buyer and/or its accountants to the extent that they relate to or are useful to the calculations of the proposed Closing Tangible Net Worth and TNW Adjustment Amount.

(c) Objection by the Representative. If the Representative disagrees with the Closing Statement and Buyer’s calculations of the Closing Tangible Net Worth and the TNW Adjustment Amount, the Representative may, on or prior to the last day of the Review Period, deliver to Buyer a written statement setting forth in reasonable detail objections thereto (the “Statement of Objections”), provided that the only valid basis for the Statement of Objections shall be limited to (i) whether the amounts set forth on the Closing Statement were properly derived from and in accordance with the books and records of Buyer and the Companies and properly prepared in a manner consistent with the Preliminary Closing Statement, or (ii) whether there were mathematical or clerical errors in the Closing Statement or calculations based thereon. If the Representative does not deliver a Statement of Objections to Buyer that complies with this Section 3.6(c) within the Review Period, (x) the proposed Closing Statement shall be deemed to have been accepted and shall be final, binding and conclusive on the parties and (y) the calculations based thereon shall be used to compute the TNW Adjustment Amount. If the Representative delivers a Statement of Objections to Buyer that complies with this Section 3.6(c) within the Review Period, Buyer and the Representative shall negotiate in good faith to resolve such objections, and any objections that are resolved by a written agreement between Buyer and the Representative shall be final, binding and conclusive on the parties.

(d) Resolution of Disputes. If Buyer and the Representative are unable to reach an agreement with respect to all of the matters set forth in the Statement of Objections, then not later than twenty (20) Business Days after the delivery of the Statement of Objections (or, if earlier, the date on which either Buyer or the Representative affirmatively terminates discussions in writing with respect to the Statement of Objections), the matters still in dispute shall be submitted for resolution to such accounting firm as may be mutually acceptable to Buyer and the Representative (the “Accountants”). The Accountants shall act as experts in accounting, and not as arbitrators, to resolve the matters in dispute and adjust the Closing Statement and the calculations based thereon to reflect such resolution; provided, however, that the Accountants may not determine an amount of Closing Tangible Net Worth or TNW Adjustment Amount in

excess of that claimed by the Representative or less than that claimed by Buyer. The Accountants shall issue their written decision as promptly as practicable and in any event within thirty (30) days following the submission of the matter to the Accountants for resolution, and such decision shall be final, binding and conclusive on the parties. In the event any dispute is submitted to the Accountants for resolution as provided herein, the fees, charges and expenses of the Accountants shall be paid one-half by Buyer and one-half by Hector Fortun.

(e) Calculation of TNW Adjustment Amount. The “TNW Adjustment Amount” shall be the positive or negative amount equal to (i) Closing Tangible Net Worth (as finally determined in accordance with this Section 3.6) less (ii) the lesser of (A) Preliminary Closing Tangible Net Worth or (B) $1.

(f) Payment of TNW Adjustment Amount. Within five (5) Business Days after the Closing Statement becomes final, binding and conclusive, (i) if the TNW Adjustment Amount is positive, Buyer shall pay the TNW Adjustment Amount to Sellers pro rata in accordance with their respective Percentage Share, and (ii) if the TNW Adjustment Amount is negative, Sellers (jointly and severally) shall pay the TNW Adjustment Amount to Buyer, in each case together with interest thereon during the period from and including the Closing Date to but excluding the date of payment, at the prime rate in effect on the Closing Date as published in the Wall Street Journal, Central Edition. Any such payment shall be made by wire transfer of immediately available funds to a bank account or accounts as shall be designated in writing by the Representative or Buyer, as the case may be, no later than two (2) Business Days prior to the date of payment.

3.7. Average EBITDA Adjustment Amount. The Purchase Price may be further increased or decreased as follows:

(a) Within forty-five (45) days after the third Anniversary Date, Buyer shall (i) calculate the Average EBITDA and (ii) deliver to the Representative a certificate, signed on behalf of Buyer, setting forth such calculation. If the Representative disputes Buyer’s calculation of the Average EBITDA, the Representative shall, within thirty (30) days after the receipt thereof, deliver to Buyer a notice (a “Dispute Notice”) setting forth in reasonable detail the basis for such dispute and the Representative’s proposed calculation of the Average EBITDA. If the Representative does not deliver a Dispute Notice within such 30-day period, Buyer’s calculation of Average EBITDA shall be final, binding and conclusive on the parties. If the Representative delivers a Dispute Notice within such 30-day period, Buyer and the Representative shall negotiate in good faith to resolve such dispute by written agreement. If, notwithstanding such good faith effort, Buyer and the Representative are unable to resolve such dispute within such 30-day period, then Buyer or the Representative shall submit the matter to an independent accounting firm for resolution in accordance with the procedures set forth in Section 3.6(d). All determinations made by such accounting firm shall be final, binding and conclusive on the parties. The fees and expenses of such accounting firm shall be paid by the non-prevailing party.

(b) Promptly (but not later than five (5) Business Days) after the Average EBITDA becomes final, binding and conclusive in accordance with this Section 3.7:

(i) If the Average EBITDA exceeds $3,600,000 (the “High Hurdle Amount”), then for each $100,000 by which Average EBITDA exceeds the High Hurdle Amount, Buyer shall deliver to the Escrow Agent, on behalf of Sellers pro rata in accordance with their respective Percentage Share, a number of HIL Shares, rounded up to the nearest whole share, determined by dividing $714,000 by the Average Price as of the date of payment, which HIL Shares will be held in escrow for three (3) years in accordance with the terms of the Escrow Agreement; provided, however, that the aggregate amount due pursuant to this Section 3.7(b)(i) shall not exceed $2,000,000.

(ii) If (A) the Average EBITDA is less than $3,500,000 (the “Low Hurdle Amount”) and (B) either (x) The Related Group and its Affiliates are no longer Clients or (y) Buyer reasonably projects that the net commissions attributable to The Related Group and its Affiliates for the next twelve month period (after subtracting any amounts to be distributed to JMP Insurance, LLC) will be less than $500,000, then for each $100,000 by which Average EBITDA is less than the Low Hurdle Amount, the Escrow Agent shall deliver to Buyer, from the Escrow Fund, a number of HIL Shares, rounded down to the nearest whole share, determined by dividing $714,000 by the Average Price as of the date of payment, which HIL Shares shall forthwith be cancelled; provided, however, that the aggregate amount due pursuant to this Section 3.7(b)(ii) shall not exceed $1,500,000.

(c) Any amount required to be paid pursuant to this Section 3.7 shall be referred to herein as the “Average EBITDA Adjustment Amount.”

3.8. Representative; Power of Attorney. (a) Each of the Companies and Hector Fortun hereby appoints and constitutes Hector Fortun (the “Representative”) as its true and lawful agent and attorney-in-fact to act for and on behalf of such party for the purpose of taking any and all actions by such party specified in or contemplated by this Agreement or the Escrow Agreement, including as agent and attorney-in-fact for such party (i) in connection with any amendment or waiver of any provision of this Agreement pursuant to Section 12.3; (ii) in connection with the receipt of all agreements, certificates and other documents at the Closing; (iii) with respect to the matters set forth in Section 3.6 relating to the review of, making any objections to and reaching agreement on, the Closing Statement and the calculations of the Closing Tangible Net Worth and the TNW Adjustment Amount; (iv) with respect to the matters set forth in Section 3.7 relating to the calculation of the Average EBITDA Adjustment Amount; (v) for the purpose of collecting from Sellers and paying to Buyer or collecting from Buyer and paying to Sellers, as the case may be, any amounts required to be paid pursuant to Section 3.6 or Section 3.7; (vi) for the purpose of giving and receiving notices on behalf of each Company under this Agreement; and (vii) for the purpose of defending all indemnity claims pursuant to Article 11, consenting to, compromising or settling all such indemnity claims, and conducting negotiations with Buyer under this Agreement.

(b) Any decision, act, consent or instruction of the Representative under this Agreement or the Escrow Agreement shall constitute a decision of each Company and shall be final, binding and conclusive upon each Company, and Buyer shall be entitled to rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each Company.

(c) The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent dissolution or bankruptcy of any Company or the death, incapacity, disability or bankruptcy of Hector Fortun, and (ii) extend to each Company’s and Hector Fortun’s successors, permitted assigns, heirs, executors and legal representatives, as applicable. In the event Hector Fortun is unable or unwilling to serve as the Representative for any reason, Robert Rodriguez, Esq. shall serve as the substituted Representative for all purposes of this Agreement and the Escrow Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the Contemplated Transactions, Sellers hereby jointly and severally represent and warrant to Buyer as follows:

4.1. Organization. Each Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; (b) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on its business as currently conducted; and (c) is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 4.1, which are the only jurisdictions where such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2. Organizational Documents and Corporate Records. Sellers heretofore have delivered to Buyer true and complete copies of each Company’s Articles of Incorporation and By-laws, each as in effect on the date hereof (collectively, the “Organizational Documents”). None of the Companies is or has been in violation of its Organizational Documents in any material respect. Sellers heretofore have made available to Buyer true and complete copies of each Company’s stock records and minute books (which include minutes of all meetings of, and all actions taken by written consent by, the shareholders, the board of directors and each committee of the board of directors of each Company). The books and records of the Companies are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

4.3. Authorization. Each Company has the requisite corporate power and authority, and Hector Fortun has the requisite legal capacity, to execute and deliver this Agreement and each of the other agreements, documents and instruments referred to herein or contemplated hereby (collectively with this Agreement, the “Transaction Documents”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”). The execution, delivery and performance by each Company of each Transaction Document to which it is a party and the consummation by each Company of the Contemplated Transactions have been duly authorized and approved by all necessary corporate action on the part of each Company. This Agreement has been, and upon their execution each other Transaction Document to which any Company and/or Hector Fortun is a party will be, duly executed and delivered by each Company and/or Hector Fortun, as applicable, and constitutes or will constitute, as applicable, the legal, valid and binding obligation of each Company and/or Hector Fortun, enforceable against each in accordance with their respective terms.

4.4. No Conflicts. Assuming that all consents, approvals and authorizations described in Schedule 4.5 have been obtained and all filings and notifications described in Schedule 4.5 have been made or given, the execution, delivery and performance by each Company and Hector Fortun of each Transaction Document to which it is a party, and the consummation by each Company and Hector Fortun of the Contemplated Transactions, do not and will not: (a) conflict with or violate any provision of the Organizational Documents; (b) conflict with or violate, or constitute a default or an event that, with the giving of notice or passage of time or both, would become a default under, or give rise to any rights of acceleration, termination or cancellation or a loss of rights under, or require any consent or approval under, any Contract or any License to which any Company or Hector Fortun is a party or by which any Company, Hector Fortun, the Premium Finance Shares or the assets or properties of any Company are bound; (c) conflict with or violate in any material respect any Order or any Law binding upon or applicable to any Company, Hector Fortun, the Business, the Premium Finance Shares or the Purchased Assets; or (d) result in the creation or imposition of any Lien (other than restrictions on transfer imposed by applicable securities Laws) on the Premium Finance Shares or any assets or properties of the Companies.

4.5. Required Consents and Approvals. The execution, delivery and performance by each Company and Hector Fortun of each Transaction Document to which it is a party, and the consummation by each Company and Hector Fortun of the Contemplated Transactions, do not and will not require the consent, approval or authorization of, or the making by any Company or Hector Fortun of any declaration, filing or registration with, or the giving by any Company or Hector Fortun of any notice to, any Governmental Body or any other Person, except for any item set forth in Schedule 4.5.

4.6. Capitalization.

(a) The (i) authorized and (ii) issued and outstanding shares of capital stock of each Company are set forth in Schedule 4.6. Hector Fortun is the sole record and beneficial owner of all issued and outstanding shares of capital stock of each Company, free and clear of any and all Liens. All of the issued and outstanding shares of capital stock (including the Premium Finance Shares) of each Company are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any Law or any preemptive rights, rights of first offer or rights of first refusal.

(b) Except as set forth in Schedule 4.6, there are no authorized or outstanding (i) shares of capital stock or other equity securities of any Company; (ii) securities of any Company convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of such Company; (iii) subscriptions, options, warrants, rights, calls, puts, commitments, agreements or arrangements relating to the offer, issuance, purchase, redemption, exchange, conversion, voting or transfer of any shares of capital stock or other equity securities, or securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities, of any Company; (iv) bonds, debentures, notes or other indebtedness of any Company having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of any Company; (v) stock appreciation, phantom stock or similar rights; or (vi) agreements to register any securities of any Company or sales or resales thereof under federal or state securities Laws.

4.7. Ownership of Premium Finance Shares. Hector Fortun is the record and beneficial owner of, and has good and valid title to, all of the Premium Finance Shares, free and clear of any and all Liens, and there are no limitations or restrictions on Hector Fortun’s right to transfer the Premium Finance Shares to Buyer pursuant to this Agreement, in each case other than restrictions on transfer that may be imposed by applicable securities Laws. Assuming Buyer has the requisite power and authority to be the lawful owner of the Premium Finance Shares, upon delivery to Buyer at the Closing of the stock certificates representing the Premium Finance Shares, duly endorsed by Hector Fortun for transfer to Buyer or accompanied by duly completed and executed stock powers, good and valid title to all of the Premium Finance Shares will pass to Buyer, free and clear of any and all Liens (other than restrictions on transfer that may be imposed by applicable securities Laws).

4.8. Subsidiaries and Investments. Except as set forth in Schedule 4.8, none of the Companies directly or indirectly owns, of record or beneficially, any securities or other equity interests in, has any investment in, or controls any other Person.

4.9. Financial Statements.

(a) Schedule 4.9 contains the following financial statements of the Companies (collectively, the “Financial Statements”): (i) the compiled balance sheets as of December 31, 2004 and December 31, 2005, and the related statements of income, retained earnings and cash flows for the fiscal years then ended, of Fortun Insurance, together with the appropriate notes to such financial statements and the compilation report thereon dated May 5, 2006 from Sanson, Kline, Jacomino & Company, LLP (“Sanson”); (ii) the audited balance sheets as of December 31, 2004 and December 31, 2005, and the related statements of operations and cash flows for the fiscal years then ended, of Premium Finance, together with the appropriate notes to such financial statements and the auditors’ report thereon dated May 31, 2006 from Sanson; (iii) the compiled balance sheets as of December 31, 2004 and December 31, 2005, and the related statements of income, retained earnings and cash flows for the fiscal years then ended, of ABCO Insurance, together with the appropriate notes to such financial statements and the compilation report thereon dated May 5, 2006 from Sanson; and (iv) the compiled balance sheets as of December 31, 2004 and December 31, 2005, and the related statements of income, retained earnings and cash flows for the fiscal years then ended, of American Inspection, together with the appropriate notes to such financial statements and the compilation report thereon dated May 5, 2006 from Sanson.

(b) The Financial Statements (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Companies; (ii) have been prepared in accordance with GAAP consistently applied during the periods involved

(except as may be indicated therein); and (iii) present fairly, in all material respects, the consolidated financial position of the Companies as of the respective dates thereof and the results of operations and cash flows of the Companies for the respective periods covered thereby.

(c) The books of account and other financial records of the Companies (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Companies; (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies; and (iii) have been maintained in accordance with good business and accounting practices.

4.10. No Undisclosed Liabilities. Except as set forth in Schedule 4.10, none of the Companies has incurred any liability or obligation of any nature (whether accrued, contingent, absolute or otherwise), other than (a) liabilities and obligations accrued or reserved against on the Financial Statements, or (b) liabilities or obligations incurred after the Reference Date in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to any Company.

4.11. Absence of Certain Changes. Except as set forth in Schedule 4.11, since the Reference Date, (a) each Company has conducted its business only in the ordinary course consistent with past practices; (b) there has not been any change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset in any material respect or affecting any material Purchased Asset; and (d) none of the Companies has authorized or taken any action or permitted any event to occur that would be prohibited under Section 6.1 after the date of this Agreement.

4.12. Material Contracts.

(a) Except as set forth in Schedule 4.12, none of the Companies is a party to or otherwise bound by any of the following (collectively, the “Material Contracts”):

(i) any lease of real or personal property;

(ii) any Contract providing for either (A) annual payments by or to any Company of $1,000 or more or (B) aggregate payments by or to any Company of $1,000 or more;

(iii) any Contract that is not terminable on not more than 30 days notice and without the payment of any penalty by, or any other material consequence to, any Company;

(iv) any partnership, joint venture or similar agreement or arrangement involving a sharing of revenue, profit, loss or liability;

(v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any Contract for or relating to Indebtedness (including all loan agreements, bonds, debentures, notes, mortgages, indentures or guarantees) or creating or granting a Lien on any assets or properties of any Company;

(vii) any Contract with any insurance underwriter (including any Additional Compensation Arrangement);

(viii) any license, sublicense or royalty agreement relating in whole or in part to any Intellectual Property Rights, other than standard license agreements relating to any “shrink-wrap,” “click-wrap” or “off the shelf” software not specially developed by or for any Company;

(ix) any employment, producer, consulting, independent contractor, sales representative, severance, change of control or termination Contract with any director, officer, employee, consultant or shareholder;

(x) any Contract with any Affiliate of any Company or Hector Fortun;

(xi) any Contract restricting or otherwise limiting the ability of any Company to (A) compete with, or solicit the services or employment of, any Person, (B) engage in any activity or business or (C) operate in any geographical area;

(xii) any Contract containing exclusivity or “most favored nation” provisions;

(xiii) any Contract that involves making capital expenditures in excess of $1,000 (either individually or in the aggregate); or

(xiv) any other Contract that is material to the Business.

(b) Each Material Contract (i) is in full force and effect in accordance with its terms, (ii) is a valid and binding obligation of the Company party thereto and, to the Knowledge of Sellers, the other parties thereto, and (iii) is assignable to Buyer without penalty or other adverse consequence, except to the extent that any consents set forth in Schedule 4.5 are not obtained. None of the Companies or, to the Knowledge of Sellers, any other party thereto is, in any material respect, in breach of, or default under, any Material Contract. None of the Companies or, to the Knowledge of Sellers, any other party thereto intends to terminate, not renew or challenge the validity or enforceability of any Material Contract. Sellers heretofore have made available to Buyer a true and complete copy of each Material Contract, including all amendments thereto.

(c) There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any Premium Finance Shares or any Purchased Assets.

4.13. Litigation. Except as set forth in Schedule 4.13, (a) there is no material Action by or before any Governmental Body pending or, to the Knowledge of Sellers, threatened against or affecting the Business, any Company, Hector Fortun, any assets or properties of the Companies or the Premium Finance Shares; (b) there is no Action by or before any Governmental Body pending or, to the Knowledge of Sellers, threatened that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions; and (c) none of the Companies or Hector Fortun is subject to any Order that in any way restricts the operation of the Business.

4.14. Compliance with Laws and Orders. Each Company has conducted and is conducting its business in compliance in all material respects with all applicable Laws and Orders. None of the Companies is, in any material respect, in violation of, has received any notice of any material violation of or, to the Knowledge of Sellers, has been threatened to be charged with any material violation of, any applicable Law or any Order.

4.15. Licenses. The Companies and the Company Employees own, hold or possess all material Licenses required for the lawful conduct of the Business as currently conducted. Without limiting the generality of the foregoing, Premium Finance holds a License to transact the business of premium financing of property and casualty insurance contracts in the State of Florida. Schedule 4.15 sets forth a true and complete list of each material License, together with the name of the Governmental Body issuing such License. Except as set forth in Schedule 4.15, (a) each License is valid and in full force and effect, (b) none of the Companies or Company Employees is, in any material respect, in violation of or default under any License, (c) no License will be terminated or impaired solely as a result of the Contemplated Transactions and (d) no proceedings are pending or, to the Knowledge of Sellers, threatened that would result in the revocation, cancellation, suspension or adverse modification of any License.

4.16. Real and Personal Property.

(a) Except for the Retained Premises, which are Excluded Assets, none of the Companies owns, or has ever owned, any real property. None of the Companies is a party to any real property lease; provided, however, that ABCO Insurance and American Inspection use or occupy space in the Retained Premises. The Companies have no options or rights of first refusal to purchase any real property. There are no Contracts granting to any third party the right of use or occupancy of any portion of the Retained Premises. To the Knowledge of Sellers, there are no pending or contemplated proceedings to modify or amend any building code or zoning or land use Laws that affect the present use of the Retained Premises. Neither the whole nor any part of the Retained Premises is subject to any pending or, the Knowledge of Sellers, threatened suit for condemnation or other taking by any Governmental Body. The Retained Premises are occupied under a valid and current certificate of occupancy or similar permit, the Contemplated Transactions will not require the issuance of any new or amended certificate of occupancy, and to the Knowledge of Sellers, there are no facts that would prevent the Retained Premises from being occupied by Buyer after the Closing in the same manner as occupied by the Companies immediately prior to the Closing.

(b) Schedule 4.16(b) sets forth a true and complete list of all material personal property used in the Business (including machinery, equipment, furniture, fixtures and other tangible assets), specifying in each case whether such personal property is owned or leased and, in the case of owned personal property, the name of the owner and, in the case of leased personal property, the name of the lessor, the lease term and basic annual rent. All material tangible personal property of the Companies has been reasonably maintained consistent with standards generally followed in the industry, is in good operating condition (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is substantially suitable for its present uses.

4.17. Title to and Sufficiency of Assets. Each Company has, and at the Closing will deliver to Buyer, good and marketable title to, or in the case of leased property and assets a valid leasehold interest in, all of the property and assets owned or leased by such Company, in each case free and clear of all Liens (other than Permitted Liens set forth in Schedule 4.17), other than property and assets sold after the date hereof in the ordinary course of business consistent with past practices and not in violation of the terms of this Agreement. Each Company’s assets constitute, and on the Closing Date will constitute, all of the assets required to operate such Company’s business as currently conducted.

4.18. Intellectual Property.

(a) Schedule 4.18(a) sets forth a true and complete list of all material Intellectual Property Rights that (i) are owned by the Companies (the “Owned IP Rights”) or (ii) are licensed to or used by the Companies (the “Licensed IP Rights”).

(b) Except as set forth in Schedule 4.18(b), (i) the Companies own all right, title and interest in and to the Owned IP Rights, free and clear of all Liens (other than Permitted Liens); (ii) the Owned IP Rights are valid and enforceable and are not subject to any license or other arrangement requiring any payment to any Person; (iii) the Companies are licensed or otherwise possess legally enforceable rights to use all of the Licensed IP Rights, free and clear of all Liens (other than Permitted Liens), royalties or other obligations; (iv) the Owned IP Rights and Licensed IP Rights are all those material Intellectual Property Rights necessary for, or used in, the conduct of the Business as currently conducted; and (v) neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will constitute a material breach of any Contract governing any Owned IP Rights or Licensed IP Rights, will cause the forfeiture or termination of any Owned IP Rights or Licensed IP Rights, or will impair in any material respect any Company’s right to use or license any Owned IP Rights or Licensed IP Rights.

(c) Except as set forth on Schedule 4.18(c) and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies, (i) the conduct of the Business does not and has not infringed, misappropriated or violated any Intellectual Property Rights of any third party; and (ii) to the Knowledge of Sellers, no third party infringes, misappropriates or violates any Owned IP Rights or any Licensed IP Rights licensed exclusively by or to the Companies. There are no Actions pending or, to the Knowledge of Sellers, threatened alleging that the conduct of the Business infringes, misappropriates or violates the Intellectual Property Rights of any third party or challenging the ownership, use, validity or enforceability of any Owned IP Rights or any Licensed IP Rights licensed exclusively by or to the Companies.

(d) The Companies have taken commercially reasonable steps and customary precautions (including entering into confidentiality and non-disclosure agreements with their officers, employees and independent contractors) to preserve, protect and maintain the confidentiality and value of the Owned IP Rights, including the trade secrets and other confidential information of the Companies. To the Knowledge of Sellers, there has been no breach of confidentiality or unauthorized use or disclosure of such trade secrets or other confidential information.

4.19. Receivables. Except as set forth in Schedule 4.19, all accounts, notes and other receivables reflected on the Financial Statements arose from, and all such receivables existing as of the Closing Date will have arisen from, bona fide transactions in the ordinary course of business consistent with past practices, and are or will be valid, genuine and fully collectible in the ordinary course of business at the aggregate recorded amounts thereof, less any reserves for doubtful accounts reflected in the Financial Statements. Subject to such reserves, each receivable will be fully collectible, without resort to litigation or extraordinary collection activity, within 90 days after the Closing Date.

4.20. Tax Matters. Except as set forth in Schedule 4.20, (a) each Company has timely filed all federal and material state Tax Returns required to be filed by it; (b) all such Tax Returns are complete and correct in all material respects; (c) none of the Companies has requested any extension of time within which to file any such Tax Returns; (d) all Taxes of the Companies due and payable with respect to Pre-Closing Periods have been timely paid, are being contested in good faith or extensions for payment have been properly obtained; (e) the Companies have timely collected or withheld, and timely paid to the appropriate taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the Financial Statements, all monies required to have been collected or withheld from employees for income Taxes and social security and other payroll Taxes; (f) there is no Action pending or, to the Knowledge of Sellers, threatened against any Company with respect to any Tax liability or any Tax Return of such Company; (g) none of the Companies is currently involved in, or has received any written notice of, any Tax Contest; (h) there are no Liens on any Company’s assets that arose in connection with any failure (or alleged failure) to pay any Tax (other than for current Taxes not yet due and payable); (i) none of the Companies has any liability for the Taxes of any other Person, is or has been a member of an affiliated group within the meaning of Section 1504 of the Code filing consolidated income Tax Returns, or is a party to or otherwise bound by any Tax sharing, allocation or indemnification agreement; (j) there has not been any waiver or extension of any statute of limitations in respect of Taxes of the Companies; and (k) no claim has been made by a taxing authority in a jurisdiction where any of the Companies does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. Sellers heretofore have made available to Buyer true and complete copies of all of the Companies’ federal income Tax Returns for the last five (5) years and such other Tax Returns reasonably requested by Buyer.

4.21. Environmental Matters.

(a) Except as set forth in Schedule 4.21 and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Companies and their operations are in compliance in all material respects with all applicable Environmental Laws; (ii) each Company owns, holds or possesses, and is in compliance in all material respects with, all Licenses that are necessary under Environmental Laws to conduct its business substantially as currently conducted; (iii) there is no Action pending or, to the Knowledge of Sellers, threatened in respect of (A) noncompliance with any Environmental Laws or (B) the release, handling, storage, use, transportation, disposal or remediation of any Hazardous Materials; and (iv) the Companies have not received written notice of any past or continuing release of any Hazardous Materials at any real property currently or previously leased or owned by any Company.

(b) The representations and warranties contained in this Section 4.21 shall be the only representations and warranties made by the Companies with respect to Environmental Laws.

4.22. Employees. Schedule 4.22 sets forth a true and complete list of the name, title or position held, date of hire, current annual base salary and 2005 annual bonus and/or sales commissions of each employee of each Company (collectively, the “Company Employees”). To the Knowledge of Sellers, none of the Company Employees intends to resign or retire (except to accept employment with Buyer) as a result of the Contemplated Transactions. Except as set forth in Schedule 4.22, all Company Employees are employees “at will” whose employment may be terminated at any time without liability to the Companies (other than for benefits under the Companies’ severance policy set forth on Schedule 4.22 and other employee benefits required to be provided under applicable Law).

4.23. Labor Matters. Except as set forth in Schedule 4.23, (a) the Companies are in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, termination of employment, immigration, occupational health and safety rules, and wages and hours; (b) none of the Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union or labor organization; (c) there is no organizational campaign or other effort to cause a union or labor organization to be recognized or certified as a representative on behalf of the Company Employees in dealing with the Companies; (d) none of the Companies is the subject of any proceeding asserting that such Company has committed an unfair labor practice; (e) there is no pending or, to the Knowledge of Sellers, threatened labor strike, dispute, walk-out, work stoppage or lockout involving the Companies; (f) there is no pending or, to the Knowledge of Sellers, threatened Action involving any employee, former employee, consultant or independent contractor of the Companies (including any worker’s compensation claims); and (g) to the Knowledge of Sellers, no Company Employee is performing any job duties or engaging in other activities on behalf of the Companies that would violate any non-competition, non-solicitation or confidentiality agreement between such employee and any former employer.

4.24. Employee Benefit Matters.

(a) Schedule 4.24 sets forth a true and complete list of (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA) and (ii) each other employee benefit or compensation plan, program, agreement or arrangement (written or oral) available to Company Employees (hereinafter collectively referred to as the “Employee Benefit Plans”), in each case sponsored, maintained, administered or contributed to by the Companies or any of their ERISA Affiliates for the benefit of any of their current or former directors, officers, employees or independent contractors.

(b) Sellers heretofore have made available to Buyer true and complete copies of the following to the extent applicable: (i) all written Employee Benefit Plans (including all amendments thereto) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof; (ii) the most recent summary plan description for each Employee Benefit Plan, if any; (iii) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan, if any; (iv) the Annual Report (Form 5500 series) for each Employee Benefit Plan for the two most recent plan years, if any; (v) audited financial statements for each Employee Benefit Plan for the two most recent plan years, if any; and (vi) the most recently completed actuarial valuation report prepared for each Employee Benefit Plan, if any.

(c) Except as set forth in Schedule 4.24, (i) each Employee Benefit Plan has been administered in compliance in all material respects with, and currently complies in all material respects with, its terms and applicable Law (including ERISA and the Code); (ii) each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that such Employee Benefit Plan is so qualified under the Code; (iii) to the Knowledge of Sellers, no fact or event has occurred since the date of such determination letter that would adversely affect the qualified status of any such Employee Benefit Plan; (iv) the Companies have timely made all required contributions, assessments and premium payments on account of each Employee Benefit Plan; (v) no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject any Company, Buyer or any of their Affiliates to any fine, penalty, tax or liability imposed under ERISA, the Code or other applicable Law; (vi) each Employee Benefit Plan that is subject to Section 409A of the Code is in compliance with the currently applicable requirements of Section 409A and the regulations, rulings and notices thereunder; and (vii) there are no Actions (including any audit or investigation by the IRS, United States Department of Labor or Pension Benefit Guaranty Corporation) pending or, to the Knowledge of Sellers, threatened involving any Employee Benefit Plan or the assets thereof, other than routine claims for benefits payable in the normal course.

(d) Except as set forth in Schedule 4.24, none of the Companies or any ERISA Affiliate sponsors, maintains, administers or contributes to, or has in the past sponsored, maintained, administered or contributed to, or has had or could have any liability (whether direct, indirect, contingent or otherwise) with respect to, (i) any Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e) Except as may be required by COBRA or any applicable similar state Law, no Employee Benefit Plan provides benefits or coverage following retirement or other termination of employment from any Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to all periods prior to the Closing, the requirements of COBRA and any applicable similar state Law have been satisfied with respect to each employee or former employee of the Companies.

(f) Except as set forth in Schedule 4.24, none of the Companies has any liability or obligation for any workers’ compensation or similar workers’ protection claims that are not fully insured against by a bona fide third party insurance carrier.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Companies. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) by any Company in connection with the Contemplated Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) The Companies may terminate each Employee Benefit Plan upon not more than thirty (30) days prior notice, without the payment of any additional contribution or amount other than for benefits accrued thereunder, without creating any unfunded or unaccrued liabilities and without accelerating the vesting of any benefits promised thereunder.

4.25. Insurance Coverage. Schedule 4.25 sets forth a true and complete list of, and Sellers heretofore have made available to Buyer true and complete copies of, all insurance policies and fidelity bonds covering the Business and the Companies’ assets and property. Except as set forth in Schedule 4.25, (a) all such policies and bonds are in full force and effect, are sufficient for compliance with all material requirements of applicable Law and insure against risks and liabilities customary for the Business; (b) the Companies have complied in all material respects with the provisions thereof (including the timely payment of all premiums due thereunder); (c) there has not been and is not currently pending any claim under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds; and (d) after the Closing, the Companies will continue to have coverage under such policies and bonds with respect to events occurring prior to or on the Closing Date.

4.26. Clients. Schedule 4.26 sets forth a true and complete list of each Client, which list includes the following information with respect to each Client: (a) the name, address and telephone number of such Client; (b) the insurance carrier with which such Client has an insurance policy, and (c) with respect to each policy, the policy number, coverage limits, expiration date, annual premium, annual commission, a general description of the type of coverage provided thereby and a brief summary of the loss experience history. All such insurance business is a direct account of the Companies, and none of the Clients has been brokered to any Company by any third party, nor does any third party own or otherwise have any right to acquire the book of insurance business serviced by the Companies. All premiums and commissions that are due and payable with respect to each Client have been timely paid. To the Knowledge of Sellers, there is no claim pending under any Client’s insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. None of the Companies or Hector Fortun has received any notice of, or has any reason to believe, (i) that any Client intends to terminate, cancel or not renew any existing insurance policy placed through the Companies, or (ii) that any Client intends to terminate, cancel or otherwise materially adversely change its business relationship with the Companies or place its insurance elsewhere.

4.27. Affiliate Transactions. Except as set forth in Schedule 4.27, none of the Companies leases or is committed to lease any assets or properties from, owes any amounts to, uses or holds in its business any assets or properties of, or is it a creditor of, Hector Fortun, any members of his family or any other Persons affiliated with Hector Fortun or members of his family. There are no outstanding loans or advances from any Company to Hector Fortun, any members of his family or any director, officer or employee of any Company, except for advances to employees in the ordinary course of business less than $1,000 per employee.

4.28. Certain Business Practices. None of the Companies, any of their Affiliates, or any of their respective directors, officers, employees or representatives has, directly or indirectly, used funds or other assets of the Companies, or made any promise or undertaking in that regard, for any illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund. There have been no false or fictitious entries made in the books or records of the Companies. None of the Companies, any of their Affiliates, or any of their respective directors, officers, employees or representatives has, directly or indirectly, given or agreed to give any contribution, gift or similar benefit to any Client, insurance underwriter, Governmental Body, governmental official or other Person who is or may be in a position to help or hinder the Business that (a) violated or violates any Law or (b) if not continued in the future would have a Material Adverse Effect.

4.29. Bank Accounts; Powers of Attorney. Schedule 4.29 sets forth (a) a true and complete list of all bank accounts and safe deposit boxes of the Companies and all persons authorized to sign or otherwise act with respect thereto as of the date hereof and (b) a true and complete list of all persons holding a general or special power of attorney granted by any Company and a true and complete copy thereof.

4.30. Investment Representations.

(a) Each Seller is acquiring the HIL Shares to be issued pursuant to this Agreement solely for its own account for investment purposes only and not with a view to or for resale or distribution. No Seller has any present intention to sell any of the HIL Shares or has a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the HIL Shares to or through any Person.

(b) Each Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c) Each Seller acknowledges that (i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the HIL Shares; (ii) it is able to bear the financial risks associated with an investment in the HIL Shares, including a complete loss of its investment; (iii) it has been given the opportunity to ask questions of and receive satisfactory answers from a person or persons acting on behalf of Hub concerning an investment in the HIL Shares; and (iv) in making the decision to invest in the HIL Shares, it has consulted (to the extent deemed appropriate by such Seller) with its own advisers as to financial, tax, legal and related matters concerning an investment in the HIL Shares and, on that basis, believes that an investment in the HIL Shares is suitable and appropriate for such Seller.

(d) Each Seller understands that (i) the HIL Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, nor is any such registration contemplated; (ii) the HIL Shares must be held indefinitely unless the HIL Shares subsequently are registered under the Securities Act and these securities laws or an exemption from registration is available; and (iii) an investment in the HIL Shares involves a high degree of risk.

(e) Each Seller understands that the HIL Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that Hub and Buyer are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Sellers set forth in this Agreement in order to determine the applicability of such exemption and the suitability of Sellers to acquire the HIL Shares. Each Seller further understands that no Governmental Body has passed upon or made any recommendations or endorsement of the HIL Shares.

4.31. No Broker. No broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Sellers, other than Franklin Hamilton, LLC, the fees and expenses of which, to the extent payable, shall be paid by Sellers.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the Contemplated Transactions, Buyer hereby represents and warrants to Sellers as follows:

5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2. Authorization. Buyer has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation by Buyer of the Contemplated Transactions have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement has been, and upon their execution each other Transaction Document to which Buyer is a party will be, duly executed and delivered by Buyer and constitutes or will constitute, as applicable, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its respective terms.

5.3. No Conflicts. Assuming that all consents, approvals and authorizations described in Schedule 5.4 have been obtained and all filings and notifications described in Schedule 5.4 have been made or given, the execution, delivery and performance by Buyer of each Transaction Document to which it is a party, and the consummation by Buyer of the Contemplated Transactions, do not and will not: (a) conflict with or violate any provision of Buyer’s organizational documents; (b) conflict with or violate, or constitute a default or an event that, with the giving of notice or passage of time or both, would become a default under, or give rise to any rights of acceleration, termination or cancellation or a loss of rights under, any material Contract to which Buyer is a party; or (c) conflict with or violate in any material respect any Order or any Law binding upon or applicable to Buyer in such a manner as to materially impair Buyer’s ability to consummate the Contemplated Transactions.

5.4. Required Consents and Approvals. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party, and the consummation by Buyer of the Contemplated Transactions, do not and will not require the consent, approval or authorization of, or the making by Buyer of any filing or registration with, or the giving by Buyer of any notice to, any Governmental Body or any other Person, except for any item set forth in Schedule 5.4.

5.5. Litigation. There is no Action by or before any Governmental Body pending or, to the Knowledge of Buyer, threatened against or affecting Buyer that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.

5.6. Valid Issuance. The HIL Shares to be issued hereunder have been duly authorized and, when issued and delivered to Sellers in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive or similar rights.

5.7. Financing. Buyer has and as of the Closing Date will have sufficient funds to pay the Closing Cash Payment and to consummate the Contemplated Transactions.

5.8. Investment Representation. Buyer is acquiring the Premium Finance Shares for its own account for investment purposes, and not with a view to, or in connection with, any distribution or sale thereof in violation of the Securities Act. Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.9. No Broker. No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

ARTICLE 6

PRE-CLOSING COVENANTS AND AGREEMENTS

6.1. Operations Prior to the Closing Date.

(a) From the date hereof until the Closing Date, each Company shall (and Hector Fortun shall cause each Company to) (i) operate its business only in the ordinary course consistent with past practices; and (ii) use reasonable best efforts to (A) preserve intact its present business organization, (B) preserve its goodwill, (C) maintain its relationships with Clients, insurance underwriters and other third parties having business dealings with such Company, (D) maintain its assets and properties in good operating condition and repair, ordinary wear and tear excepted, (E) maintain in effect all material Licenses required to carry on its business as currently conducted, and (F) keep available the services of its key officers and employees.

(b) Except as expressly permitted by this Agreement or except as approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, none of the Companies shall (and Hector Fortun shall cause each Company not to):

(i) amend its Organizational Documents;

(ii) authorize, issue, sell or transfer any capital stock or other equity interests of such Company or any securities convertible into or exercisable or exchangeable for capital stock or other equity interests of such Company;

(iii) adjust, split or reclassify any capital stock or other equity interests of such Company;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any capital stock or other equity interests of such Company;

(v) merge or consolidate with any other Person or acquire any business or assets of any other Person (whether by merger, stock purchase, asset purchase or otherwise);

(vi) form any subsidiary;

(vii) make any material change in the operation of its business, except such changes as may be required to comply with any applicable Law;

(viii) make any capital expenditure, other than in the ordinary course of business and in an aggregate amount not to exceed $1,000;

(ix) enter into, amend in any material respect, or terminate (other than in accordance with its terms) any Contract that would constitute a Material Contract, or waive, release or assign any rights or claims thereunder;

(x) enter into any Contract (A) that has a term of, or requires the performance of any obligations over a period, in excess of one year, (B) that cannot be terminated without penalty on less than three months notice or (C) that cannot be assigned to Buyer;

(xi) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage, encumber, pledge or impose any Lien on, any of its assets or properties, other than (A) pursuant to existing Contracts and (B) dispositions of immaterial assets or properties for fair value in the ordinary course of business consistent with past practices;

(xii) create, incur, assume or guarantee any Indebtedness;

(xiii) make any loans, advances or capital contributions to, or investments in, any Person (other than advances of expenses to employees in the ordinary course of business consistent with past practices);

(xiv) cancel any debts owed to, or waive any claims or rights held by, such Company;

(xv) commence, settle or compromise any Action by or against such Company, other than settlements entered into in the ordinary course of business consistent with past practices and requiring only the payment of monetary damages in an aggregate amount not to exceed $5,000;

(xvi) (A) increase the compensation, bonuses or other benefits payable to, or pay any bonus to, any of its directors, officers, employees or independent contractors, (B) enter into or amend any employment, consulting, severance or change of control agreement with any such person, or (C) enter into, adopt or amend any Employee Benefit Plan, in each case other than as required by applicable Law, any existing Contract or any existing Employee Benefit Plan;

(xvii) (A) hire any new employee or make an offer of employment to any person, (B) engage any consultant or independent contractor or (C) promote any current employee;

(xviii) make any change in the accounting methods, principles or policies applied in the preparation of the Financial Statements, except for any change required by applicable Law or a concurrent change in GAAP;

(xix) fail to file any material Tax Return when due or pay any material Tax when due (other than Taxes being contested in good faith);

(xx) make or change any Tax election or consent to any waiver or extension of time to assess or collect any Taxes;

(xxi) fail to pay any accounts payable when due (other than amounts being contested in good faith) or fail to use commercially reasonable efforts to collect any accounts receivable when due;

(xxii) fail to renew or otherwise keep in full force and effect any material License relating to its business; or

(xxiii) enter into any agreement, commitment or understanding (whether written or oral) with respect to any of the foregoing.

6.2. Access to Information. Subject to the terms of the Confidentiality Agreement, from the date hereof until the Closing Date, the Companies shall (and Hector Fortun shall cause the Companies to) (a) afford to Buyer and its officers, employees and authorized representatives (including counsel, accountants and financial advisors) reasonable access during normal business hours, upon reasonable advance notice, to the Companies’ offices, properties, employees and business and financial records to the extent Buyer shall reasonably deem necessary or desirable; (b) furnish to Buyer and its authorized representatives such additional information relating to their assets or business as shall be reasonably requested; and (c) instruct their employees, counsel, accountants and financial advisors to cooperate with Buyer in its investigation of the Business. Buyer agrees that any investigation pursuant to this Section 6.2 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the Business. No investigation made by Buyer or its representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers hereunder.

6.3. Notifications. From the date hereof until the Closing Date, Sellers shall promptly notify Buyer in writing of (a) any material adverse change in the condition of the Companies’ assets or business; (b) any notice or other communication from any third Person (including any Governmental Body) alleging that the consent of such third Person or Governmental Body is or may be required in connection with the Contemplated Transactions; (c) any material breach of or default under this Agreement or event that, to the Knowledge of Sellers, would become such a breach or default on or prior to the Closing Date; and (d) any Actions commenced or, to the Knowledge of Sellers, threatened against any Company or Hector Fortun that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.13 or that relate to the consummation of the Contemplated Transactions.

6.4. Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of all necessary consents, approvals and waivers from Governmental Bodies and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Body, including the Required Regulatory Approval; (ii) the obtaining of all required consents, approvals or waivers from, and the giving of all required notices to, third parties; (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Body vacated or reversed; and (iv) the execution and delivery of any additional documents or instruments necessary in order to consummate the Contemplated Transactions as expeditiously as possible; provided, however, that such commercially reasonable efforts shall not include any requirement that any party commence any litigation, or offer or grant any accommodation (financial or otherwise) to any third party, in order to obtain any consent, approval or waiver.

(b) Each party shall use commercially reasonable efforts to not take any action, or enter into any transaction, that would cause any of the conditions set forth in Section 9.1(a) or Section 9.2(a) not to be satisfied.

6.5. Exclusivity. From the date hereof through the earlier of the Closing or the termination of this Agreement, the Companies and Hector Fortun shall not (and shall cause their respective directors, officers, employees, agents and representatives acting on their behalf not to) (a) solicit, initiate, encourage or accept any offer or proposal from any Person (other than Buyer and its Affiliates) concerning any merger, consolidation, sale or transfer of material assets, sale or transfer of any equity interests or other business combination involving any Company (an

“Acquisition Proposal”), (b) engage in any discussions or negotiations with any Person (other than Buyer and its Affiliates) concerning any Acquisition Proposal or (c) furnish any non-public information concerning the business, properties or assets of any Company to any Person (other than Buyer and its Affiliates and representatives), except as required to comply with any applicable Law or this Agreement. Sellers immediately shall cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons conducted heretofore with respect to any of the foregoing. Sellers shall immediately notify Buyer in writing upon receipt by any Company or Hector Fortun of any proposal, offer or inquiry regarding an Acquisition Proposal, which notice shall indicate in reasonable detail the identify of the Person making such proposal, offer or inquiry and the terms and conditions of any such Acquisition Proposal.

6.6. Resignations. Schedule 6.6 sets forth a true and complete list of the directors and officers of Premium Finance. On the Closing Date, Sellers shall cause to be delivered to Buyer duly signed resignations, effective as of the Closing Date, from each director and officer of Premium Finance.

6.7. Specialty Risks. Hector Fortun shall take, or cause to be taken, all actions, and shall do, or cause to be done, and shall cooperate with Buyer in doing all things, necessary to ensure that the Fortun Specialty Risks, LLC commission sharing arrangement comports with applicable Law.

6.8. Transfer of Forcega Assets. On or prior to the Closing Date, (a) Carlos Mocega shall transfer to Fortun Insurance all of his right, title and interest in, to and under the equity interests of Forcega owned by Carlos Mocega, free and clear of any and all Liens, (b) Forcega shall transfer to Fortun Insurance all of its right, title and interest in, to and under all of its assets, free and clear of any and all Liens, which assets shall be included in the Purchased Assets, and (c) Carlos Mocega and Fortun Insurance shall execute and deliver such documents as Buyer may reasonably request to implement such transfers.

6.9. Termination of Certain Arrangements. On or prior to the Closing Date, (a) all payables, receivables, loans, liabilities and other obligations between any Company, on the one hand, and Hector Fortun and his Affiliates, on the other hand, shall be repaid in full and extinguished; and (b) those certain Contracts set forth on Schedule 6.9 shall be terminated and no party thereto shall have any continuing rights or obligations thereunder.

6.10. Repayment of Indebtedness and Release of Liens. Schedule 6.10 sets forth a true and complete list of all Indebtedness of the Companies and all Liens imposed on the assets and properties or capital stock of the Companies. On or prior to the Closing Date, each Company, at its sole cost and expense, (a) shall have repaid in full all Indebtedness (other than the Line of Credit) owed by such Company, (b) shall have obtained a full and unconditional release of any and all obligations of such Company and any and all Liens imposed on the assets and properties or capital stock of such Company (other than any Liens imposed on the assets and properties of Premium Finance in connection with the Line of Credit), and (c) shall have delivered to Buyer copies of all such releases, together with such other related documents as Buyer may reasonably request (including UCC termination statements), in each case in form and substance reasonably satisfactory to Buyer.

6.11. Communications with Clients. Promptly after the date hereof, Buyer and Sellers shall develop a joint Client communication program, pursuant to which (among other things) Sellers and the Company Employees will make introductions to an agreed-upon list of Clients, assist in responding to any questions raised by Clients, and encourage Clients to maintain their existing business relationship with Buyer after the Closing.

ARTICLE 7

ADDITIONAL COVENANTS AND AGREEMENTS

7.1. Confidentiality. All documents, materials and other information furnished in connection with the Contemplated Transactions (whether obtained before or after the date of this Agreement) shall be governed by and kept confidential in accordance with the terms of the Confidentiality Agreement, which agreement shall remain in full force and effect for the benefit of the Company and Buyer and shall survive the Closing or any termination of this Agreement.

7.2. Public Announcements. Concurrently with the execution and delivery of this Agreement, Buyer and Hector Fortun will issue a joint press release, in a form mutually acceptable to such parties, announcing the execution and delivery of this Agreement. None of the Companies or Hector Fortun shall, without the prior written approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed), issue any other press release or make any other public announcement concerning this Agreement or the Contemplated Transactions (including the Purchase Price being paid hereunder) except as and to the extent that any such party determines in good faith, on the advice of legal counsel, that public disclosure of a matter without consent by the other parties is required to avoid a violation of applicable Law, the rules and regulations of or a listing agreement with a stock exchange or by GAAP, in which case Buyer shall be so advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued prior to such disclosure. For the avoidance of doubt, nothing contained in this Section 7.2 shall prevent any party from disclosing or describing this Agreement or the Contemplated Transactions to its respective counsel, accountants and other advisors on an as-needed basis.

7.3. Expenses. Without prejudice to its ability to recover for any Losses or Expenses relating to any dispute, claim or controversy resulting from, arising out of or relating to this Agreement or any of the other Transaction Documents, each party shall pay all costs and expenses incident to its negotiation, preparation, execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party, and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees and expenses of its counsel, accountants and other advisors.

7.4. Further Assurances.

(a) From time to time following the Closing, Sellers shall execute and deliver (or cause to be executed and delivered) to Buyer such other documents, assignments and instruments as Buyer reasonably requests or as otherwise may be necessary to more effectively convey and transfer to, and vest in, Buyer the Premium Finance Shares and the Purchased Assets.

(b) Effective as of the Closing Date, each Selling Company hereby constitutes and appoints Buyer and its successors and assigns as its true and lawful attorney-in-fact with full power of substitution in the name of Buyer or such Selling Company, but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all Actions that Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or settle any and all Actions in respect of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers.

7.5. Access to Records. Subject to the requirements of applicable Law, the Confidentiality Agreement and Buyer’s confidentiality obligations to its customers or other third parties, on and after the Closing Date, Buyer shall afford Sellers and their representatives reasonable access, upon reasonable advance notice and during normal business hours, to its books and records to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder; provided, however, that any such access shall not unreasonably disrupt the normal operations of Buyer. Sellers shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. If Buyer shall desire to dispose of any of such books and records prior to the expiration of the six-year anniversary of the Closing Date, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.

7.6. Restrictive Covenants.

(a) Non-competition; Non-solicitation. In furtherance of the sale of the Premium Finance Shares and the Purchased Assets to Buyer hereunder, and more effectively to protect the value and goodwill of the Premium Finance Shares and the Purchased Assets, each Seller covenants and agrees that, for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restrictive Period”), none of Sellers (except as required under the Executive Employment Agreement with respect to Hector Fortun for the benefit of Buyer) or any of their respective Affiliates will:

(i) directly or indirectly (whether as principal, agent, independent contractor, employee, producer, director, investor, partner, shareholder or otherwise) own, manage, operate, conduct, control, participate in, consult with, perform services for or otherwise carry on, a business similar to or competitive with the Business (including the business of operating an insurance agency or brokerage or providing personal and commercial insurance brokerage, property and casualty, life and heath, risk management, employee benefits and workers’ compensation products or services) anywhere in the United States (it being understood and acknowledged by Sellers that the prohibited business activities are not limited to any particular region within the United States because the Business has been and will continue to be conducted by the Hub Group throughout the United States and may be engaged in effectively from any location within the United States);

(ii) directly or indirectly employ, hire, solicit, interfere with the relationship with, or attempt to entice away, any Transferred Employee; or

(iii) directly or indirectly solicit, call on, service, place insurance on behalf of, refer to another insurance agency or broker, or interfere with, disrupt or attempt to interfere with or disrupt Buyer’s relationship with, any Client or any Person that was a Client at any time within the one-year period prior to the date of determination.

(b) Exceptions. Nothing in Section 7.6(a) shall prohibit any Seller from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% in the aggregate of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as such Seller and its Affiliates have no active participation in the business of such corporation.

(c) Confidentiality. Each Seller also covenants and agrees that, from and after the Closing Date, it will not, and will not permit any of its Affiliates to, disclose, divulge or make use of any trade secrets or other Confidential Information of any Company other than to disclose such secrets and information to Buyer. For purposes of this Agreement, “Confidential Information” means confidential information pertaining to each Company’s business and assets, including any relationships with insurance carriers; employee and producer compensation structures; client underwriting and policy renewal information; internal accounting procedures, policies and information; unique insurance product features; insurance programs developed by any Company or any member of the Hub Group (with or without the assistance of Sellers); marketing strategies and information; employee training procedures; manuals and handbooks; client lists, including information regarding the identity of clients and client contacts, client accounts, the business needs and preferences of clients and information regarding business and contractual arrangements with clients; business plans, objectives and strategies; financial information; sales information; pricing information; computer programs and data; and any other confidential information that gives any Company an opportunity to claim a competitive advantage or has economic value.

(d) Remedies for Breach of Restrictive Covenants.

(i) If, during the Restrictive Period, any Seller engages in any activity (the “Prohibited Activity”) that violates any of the provisions of this Section 7.6 (including by becoming the broker of record for, or receiving referral fees or commissions from, any Client), then in addition to any other remedy provided in this Agreement, Sellers (jointly and severally) shall pay to Buyer, as liquidated damages, an amount equal to the product of (A) three (3) multiplied by the greater of (B) (x) the commissions, fees and other gross revenue received by Sellers and their Affiliates generated by or attributable to the Prohibited Activity for the twelve (12) month period commencing on the date on which Sellers or their Affiliates first acted in violation of this Section 7.6 or (y) the commissions, fees and other gross revenue generated by or attributable to the Clients and/or Transferred Employees as to which the Prohibited Activity occurred for the twelve (12) month period ending on the date on which Sellers or their Affiliates first acted in violation of this Section 7.6. The amount payable by Sellers hereunder shall be paid in cash as soon as it is determinable and may be set-off by Buyer against any amount owing or to become owing by Buyer to Sellers, including any TNW Adjustment Amount or Average EBITDA Adjustment Amount. Sellers acknowledge and agree that such amount is a reasonable calculation of Buyer’s liquidated damages given the interest of Buyer in maintaining its customer and employee base and the future profits that would be foregone by Buyer if Sellers or any of their Affiliates violate any of the provisions of this Section 7.6.

(ii) Each Seller acknowledges and agrees that Buyer and the other members of the Hub Group would be irreparably damaged in the event that any provision of this Section 7.6 were not performed in accordance with its terms or otherwise were breached and that the money damages contemplated by Section 7.6(d)(i) would be an inadequate remedy for any such nonperformance or breach. Accordingly, each Seller agrees that, in the event of any actual or threatened violation or breach of this Section 7.6, Buyer shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing party in any action commenced under this Section 7.6(d)(ii) (whether through a monetary judgment, injunctive relief or otherwise) also shall be entitled to receive reasonable attorneys’ fees and court costs.

(e) Acknowledgements and Reformation. Each Seller acknowledges and agrees that, in view of the nature of the Business and the business objectives of Buyer in acquiring the Premium Finance Shares and the Purchased Assets, and the consideration paid to Sellers therefore, the limitations of this Section 7.6 are reasonable and necessary in order to protect Buyer’s legitimate business interests. If, however, a final judicial determination is made by a court of competent jurisdiction that any restriction set forth in this Section 7.6 is unreasonable or otherwise unenforceable under applicable Law, the parties hereby authorize such court to revise and reform the provisions of this Section 7.6 so as to produce the maximum legally enforceable restrictions, and, if such court refuses to do so, the parties agree that the provisions of this Section 7.6 shall not be rendered null and void, but rather shall be deemed amended to provide for the maximum enforceable restrictions (not greater than those contained herein) and shall be valid and enforceable under applicable Law.

7.7. Errors and Omissions Insurance Coverage. Sellers shall, at their own cost and expense, obtain an errors and omissions tail insurance policy substantially similar to the Companies’ existing errors and omissions insurance policy for the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date. Such policy (a) shall cover any and all acts prior to the Closing Date, (b) shall provide a coverage amount of at least $5,000,000 for each Company, and (c) shall include a deductible of no more than $75,000. Sellers shall provide Buyer with a certificate evidencing such coverage, which shall name Buyer as an additional named insured and shall provide that such coverage may not be terminated or modified without at least thirty (30) days prior written notice to Buyer.

7.8. Employment and Employee Benefit Matters.

(a) Offers of Employment. Subject to the other provisions of this Section 7.8, Buyer shall offer employment to each Company Employee identified on Schedule 7.8(a) who is actively at work as of the Closing Date and who satisfies Buyer’s employment policies and procedures. Each such employee who (i) accepts Buyer’s employment offer, (ii) executes and delivers Buyer’s standard form Confidentiality and Non-Solicitation Agreement in the form attached hereto as Exhibit E and (iii) actually performs services for Buyer on the first Business Day following the Closing Date, shall be deemed to be a “Transferred Employee.” Each Company Employee who, at or as of the Closing Date, is not actively at work (other than those who are on vacation) due to an approved medical, long-term disability, family, military or personal leave under the Company’s policies (collectively, the “Inactive Employees”) shall not be deemed to be a Transferred Employee unless he or she returns to active employment within thirty (30) days following the Closing Date. Each Inactive Employee who does not report for active work within thirty (30) days following the Closing Date shall not be hired by Buyer, shall receive such severance payments as such employee may be eligible to receive under the Companies’ severance policy (if any) in effect immediately prior to the Closing and shall not be eligible for severance under Buyer’s severance policy. During the period between the date hereof and the Closing Date, Sellers shall allow Buyer reasonable access to the Company Employees to conduct interviews and other customary employment screening to the extent permitted by applicable Law. None of the Companies or Hector Fortun (i) shall make any promises or commitments to any Company Employee with regard to his or her employment status with Buyer or the terms or conditions upon which such employment might occur or be continued, or (ii) shall take any action that would impede, hinder or otherwise interfere with Buyer’s efforts to hire any Company Employee.

(b) Effective Date. The employment of the Transferred Employees with Buyer shall be considered effective and their employment by the Companies shall terminate and transfer to Buyer on the date (the “Effective Date”) they first perform services for Buyer.

(c) Terms of Employment. Notwithstanding any other provision of this Agreement and except as otherwise provided in the Executive Employment Agreement, each Transferred Employee’s employment shall be “at will” and may be terminated by Buyer at any time after the Effective Date with or without cause.

(d) Compensation and Benefits. As of the Effective Date, the participation of the Transferred Employees in the Employee Benefit Plans shall cease. With respect to each Transferred Employee, Buyer shall provide, or cause to be provided, aggregate compensation that is at least the same as the aggregate compensation provided by the Companies immediately prior to the Closing Date and a level of employee benefits that is no less favorable than the employee benefits made available to similarly situated employees of Buyer and its Affiliates; provided, however, that nothing herein shall (i) create any obligation on the part of Buyer to continue the wage levels of any Transferred Employee for any period of time or (ii) preclude Buyer from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(e) Accrued Vacation and Sick Leave. With respect to each Transferred Employee, Buyer shall take all necessary action so that after the Effective Date each Transferred Employee will continue to be credited with the unused vacation and sick leave credited to such employee through the Effective Date under the applicable vacation and sick leave policies of the Companies.

(f) Recognition of Transferred Employee Service. With respect to each Transferred Employee, Buyer shall take all necessary action so that, for purposes of determining eligibility to participate in and vesting under each employee benefit plan of Buyer or its Affiliates in which Transferred Employees become eligible to participate after the Effective Date, each Transferred Employee shall be given credit for his or her years of service with any Company prior to the Closing Date; provided, however, that such service shall (i) be recognized only to the extent it would have been recognized under the Employee Benefit Plans and (ii) not be recognized for purposes of (x) benefit accruals, (y) retirement eligibility under Buyer’s option and stock awards and (z) eligibility for post-retirement medical insurance; and provided, further, that nothing herein shall result in the duplication of any benefits.

(g) Welfare Benefits. With respect to each Transferred Employee, Buyer shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees (and their covered dependents) under any welfare or fringe benefit plan maintained by Buyer or its Affiliates in which Transferred Employees become eligible to participate after the Effective Date, other than any such limitations that are in effect with respect to any Transferred Employee (or his or her covered dependents) and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Companies prior to the Closing Date; and (ii) provide each Transferred Employee with credit under any welfare or fringe benefit plans maintained by Buyer or its Affiliates in which Transferred Employees become eligible to participate after the Transfer Date for any co-payments and deductibles paid by such Transferred Employee for the then current plan year under the corresponding welfare or fringe benefit plans maintained by the Companies prior to the Closing Date.

(h) Severance. Sellers shall retain all liabilities and obligations for any severance pay or benefits pursuant to any Employee Benefit Plan or applicable Law for Company Employees whose employment is terminated on or before the Closing Date.

(i) Liability for Welfare Benefits. Sellers shall retain all liabilities and obligations for (i) claims by any Company Employee (or his or her covered dependents) under, and for any benefits accrued under, the Employee Benefit Plans, whether incurred prior to, on or after the Effective Date; and (ii) health care continuation coverage to Company Employees (and their covered dependents) who do not become Transferred Employees and to Transferred Employees (and their covered dependents) with respect to all qualifying events under COBRA and comparable state law that occur before the Effective Date.

(j) Workers’ Compensation and Disability. Sellers shall retain all liabilities and obligations for any workers’ compensation, disability or similar workers’ protection claims with respect to any Company Employee, whether incurred prior to, on or after the Closing Date, that are the result in whole or in part of an injury or illness originating prior to or on the Effective Date.

(k) Termination of 401(k) Plan. Effective as of the Closing Date, the Companies shall take any action necessary to terminate Fortun Insurance’s tax-qualified defined contribution plan (the “Fortun 401(k) Plan”). Upon receipt by Buyer of a favorable determination letter from the IRS with respect to such termination, each Transferred Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Fortun 401(k) Plan shall be eligible to rollover such distribution into an account in Hub’s tax-qualified defined contribution plan, provided that such Transferred Employee enrolls in such plan.

(l) COBRA and WARN Act. Sellers shall be responsible for (i) providing all notices and continuation coverage required under Section 4980B of the Code and Sections 601 through 608 of ERISA to all Company Employees who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulations §54.4980B-9) as a result of the consummation of the Contemplated Transactions, and (ii) performing and discharging all requirements, if any, under the WARN Act and under applicable state and local Laws for the notification of the Company Employees of any “employment loss” within the meaning of the WARN Act that occurs on or prior to the Effective Date.

(m) Cooperation. Sellers and Buyer shall work together in good faith to ensure a smooth transition for the Transferred Employees in connection with the consummation of the Contemplated Transactions. Without limiting the generality of the foregoing, on the Closing Date, Sellers shall provide Buyer with a true and complete list setting forth (i) all accrued vacation pay, sick leave, severance and bonus liabilities for each Transferred Employee, and (ii) each Transferred Employee’s unpaid or unfulfilled co-payments, deductibles, preexisting conditions, exclusions and waiting periods under any Employee Benefit Plan as of the Closing Date. Complete copies of the personnel records of the Transferred Employees shall be transferred to Buyer on the Closing Date.

(n) No Third Party Beneficiaries. No provision of this Section 7.8 shall create any third party beneficiary or other rights in any current or former Company Employee (including any dependent or beneficiary thereof) in respect of continued (or resumed) employment with, or any benefits that may be provided by, Buyer or any of its Affiliates.

(o) Premium Finance Company Employees. Notwithstanding anything to the contrary in this Agreement, none of the Company Employees employed by Premium Finance shall be deemed a Transferred Employee or shall be eligible to participate in any employee benefit plans of Buyer or its Affiliates until the Premium Finance Shares are transferred to Buyer in accordance with Section 3.3(b).

7.9. Collection of Receivables.

(a) From and after the Closing Date, Buyer shall use commercially reasonable efforts to collect the accounts and notes receivable reflected in the Closing Statement (the “Receivables”) generally in accordance with the billing and collection practices currently applied by Buyer’s Affiliates in the collection of their accounts and notes receivable, except that with respect to any particular Receivable, Buyer shall be under no obligation to commence or not to commence litigation to effect collection and may make any adjustment, concession or settlement that in Buyer’s good faith judgment is commercially reasonable. In connection with the collections by Buyer, if a payment is received from an account debtor that has not designated the invoice being paid thereby, such payment shall be applied to the earliest invoice outstanding with respect to indebtedness of such account debtor, except for those invoices that are subject to a dispute to the extent of such dispute.

(b) Buyer shall, on or before the fifteenth Business Day of each calendar month commencing with the second complete calendar month following the Closing Date, deliver to the Representative a written report of the following information with respect to the Receivables:

(i) the aggregate amount of the Receivables (and the number of accounts comprising such Receivables); and

(ii) the aggregate amount of cash collections of the Receivables during the period from the Closing Date through the date of such report.

(c) If, after giving effect to all adjustments, concessions and settlements made and collection fees incurred (in each case in accordance with Section 7.9(a)), Buyer has not collected, within 90 days after the Closing Date, an amount equal to the excess of the Receivables over the allowance for doubtful accounts shown on the Closing Statement (such excess being referred to herein as the “Net Amount of Receivables”), then Buyer shall have the right to require Sellers to pay Buyer an amount equal to (i) the Net Amount of Receivables minus (ii) the amount collected in cash (after giving effect to the items set forth above) by Buyer during such 90 day period in respect of the Receivables; provided, that concurrently with the payment by Sellers of such amount, Buyer shall reassign to Sellers all such uncollected Receivables. Sellers shall pay such amount promptly upon request by Buyer by wire transfer of immediately available funds to a bank account designated by Buyer.

(d) If, after the Closing Date, Sellers shall receive any remittance or payment from any account debtors with respect to any Receivables (excluding any Receivables reassigned to Sellers), Sellers shall endorse such remittance or payment to the order of Buyer and forward it to Buyer promptly following receipt thereof. Conversely, if, after the Closing Date, Buyer shall receive any remittance or payment with respect to any Excluded Assets or any Receivable after such Receivable has been reassigned to Sellers, Buyer shall endorse such remittance or payment to the order of Sellers and forward it to Sellers promptly following receipt thereof. The parties shall cooperate with each other in connection with the foregoing and to facilitate the transition of collections as promptly as practicable.

7.10. Excluded Liabilities. The Selling Companies shall pay, perform and discharge the Excluded Liabilities as and when the same shall become due and payable.

7.11. Change in Corporate Names. Each Selling Company agrees promptly after the Closing Date to change its corporate name to a name that does not include the words “Fortun,” “Insurance” or “ABCO” or any variation thereof.

7.12. Stock Certificates Legend. Sellers acknowledge that each certificate representing the HIL Shares to be issued as part of the Purchase Price shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED FOR DISTRIBUTION TO THE PUBLIC IN CANADA UNDER THE SECURITIES LAWS OF THE PROVINCES OR TERRITORIES OF CANADA. THE HOLDER HEREOF, BY PURCHASING SUCH SHARES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SHARES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY: (A) IF INSIDE THE UNITED STATES, PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND (B) IF OUTSIDE THE UNITED STATES, IN ACCORDANCE WITH THE REQUIREMENTS OF APPLICABLE SECURITIES LAWS OF THE PROVINCES AND TERRITORIES OF CANADA AND THE UNITED STATES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE AND THE NEW YORK STOCK EXCHANGE. HOWEVER, THE SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE AND CONSEQUENTLY DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE. A NEW CERTIFICATE, BEARING NO LEGEND (DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” ON THE TORONTO STOCK EXCHANGE), MAY BE OBTAINED FROM CIBC MELLON TRUST COMPANY OR MELLON INVESTOR SERVICES, LLC UPON DELIVERY OF THIS CERTIFICATE AND AN OPINION, ADDRESSED TO CIBC MELLON TRUST COMPANY OR MELLON INVESTOR SERVICES, LLC AND THE CORPORATION, OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT.”

ARTICLE 8

TAX MATTERS

8.1. Liability for Taxes and Indemnification.

(a) Sellers shall be liable for and shall timely pay, and pursuant to Article 11 shall jointly and severally indemnify, defend and hold harmless each Buyer Group Member from and against, (i) any and all Losses and Expenses incurred by such Buyer Group Member resulting from, in connection with, relating to or arising out of (A) any breach of, or inaccuracy in, any representation or warranty of Sellers contained in Section 4.20 or (B) any breach of, or failure to perform, any covenant or agreement of Sellers contained in this Article 8; (ii) all Taxes imposed on the Companies, or for which the Companies otherwise may be liable, that are attributable to the Pre-Closing Period; (iii) any Transfer Taxes imposed as a result of the

Contemplated Transactions; and (iv) any Taxes attributable to the Section 338(h)(10) Election. Notwithstanding the foregoing, Sellers shall not be liable for or pay, and shall not indemnify, defend or hold harmless any Buyer Group Member from and against, any Taxes explicitly accrued or reserved as a Tax liability on the Closing Statement.

(b) Buyer shall be liable for and shall timely pay, and pursuant to Article 11 shall indemnify, defend and hold harmless each Seller Group Member from and against, (i) any and all Losses and Expenses incurred by such Seller Group Member resulting from, in connection with, relating to or arising out of any breach of, or failure to perform, any covenant or agreement of Buyer contained in this Article 8; (ii) all Taxes imposed on Premium Finance or the Purchased Assets that are attributable to the Post-Closing Period; and (iii) any Taxes explicitly shown as a liability or reserve for Tax liabilities on the Closing Statement. Notwithstanding the foregoing, Buyer shall not be liable to pay, and shall not indemnify, defend or hold harmless the Seller Group Members from and against, any Taxes for which Sellers are liable under this Agreement.

(c) For purposes of paragraphs (a) and (b) of this Section 8.1, whenever it is necessary to determine the liability for Taxes of the Companies for a Straddle Period, the determination of the Taxes of the Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and, subject to Section 8.1(a)(iv), items of income, gain, deduction, loss or credit of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Companies were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding anything to the contrary in this Agreement, Hector Fortun shall be liable for all Taxes attributable to the Section 338(h)(10) Election.

8.2. Refunds and Carrybacks.

(a) Except as provided for in paragraph (b) below and except to the extent shown as an asset (or liability reduction) on the Closing Statement, if Buyer receives a credit with respect to, or refund of, any Tax for which Sellers are liable under this Agreement, Buyer shall pay over to Sellers the amount of such refund or credit within 30 days after receipt or entitlement thereto. If any refund or credit of Taxes for which a payment has been made to Sellers by Buyer is subsequently reduced or disallowed, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer for any Tax assessed against Sellers by reason of the reduction or disallowance.

(b) If Sellers become entitled to a credit with respect to, or refund of, Taxes for which they are liable under Section 8.1(a), and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Companies, Sellers shall pay to Buyer the amount of such refund or credit within 30 days after receipt or entitlement thereto. If Buyer or any Company becomes entitled to a credit with respect to, or refund of, Taxes for which Sellers are liable under Section 8.1(a) and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to the Companies, Sellers shall not be entitled to the amount of such refund or credit. If any refund or credit of Taxes for which a payment has been made to Buyer by Sellers is subsequently reduced or disallowed, Buyer shall indemnify, defend and hold harmless Sellers for any Tax assessed against Sellers by reason of the reduction or disallowance.

(c) For purposes of this Section 8.2(c), Tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other Taxes payable attributable to such interest after taking into account any offsetting deductions or credits.

8.3. Tax Returns and Tax Payments.

(a) Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required by Law to be filed by or with respect to the Companies for the Pre-Closing Period or due on or prior to the Closing Date, and Sellers shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns as and when required by Law. All Tax Returns that Sellers are required to file or cause to be filed in accordance with this Section 8.3(a) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no positions shall be taken, elections made or methods adopted that are inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods for which Buyer is liable under Section 8.1(b) or accelerating deductions to periods for which Sellers are liable under Section 8.1(a)).

(b) Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required by Law to be filed by or with respect to Premium Finance for the Post-Closing Period, and Buyer shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.

(c) Sellers or Buyer, as applicable, shall reimburse the other the Taxes for which Sellers or Buyer is liable pursuant to Section 8.1 but which are paid with any Tax Return to be filed by the other pursuant to this Section 8.3, upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes.

8.4. Tax Contest Procedures.

(a) Buyer shall notify Sellers in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened Tax Contest affecting the Tax liabilities of the Companies for which Sellers would be required to indemnify Buyer Group Members pursuant to Section 8.1(a); provided, however, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent such failure actually materially impairs Sellers’ ability to contest any such Tax liabilities.

(b) Sellers shall have the right to represent the Companies’ interests in any Tax Contest relating to Tax liabilities for which Sellers would be required to indemnify Buyer Group Members pursuant to Section 8.1(a) and which relate to the Pre-Closing Period, and to employ counsel of Sellers’ choice (reasonably acceptable to Buyer) at Sellers’ sole expense; provided, however, that Sellers shall have no right to represent the Companies’ interests in any Tax Contest unless Sellers shall have first notified Buyer in writing of Sellers’ intention to do so and shall have agreed with Buyer in writing that, as between Buyer and Sellers, Sellers shall be liable for any Taxes that result from such Tax Contest; provided, further, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such Tax Contest. Buyer shall have the right to defend the Companies’ interests in any Tax Contest relating to the Pre-Closing Period to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue. Notwithstanding the foregoing, Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest that could adversely affect the liability for Taxes of Buyer, Premium Finance or any of their Affiliates for any period after the Closing Date to any extent (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer, unless Sellers shall have indemnified Buyer in a manner acceptable to Buyer against the effects of any such settlement.

8.5. Section 338(h)(10) Election.

(a) Hector Fortun and Buyer shall timely make a joint election under Section 338(h)(10) of the Code and any corresponding or similar elections under state or local Tax Law (collectively, the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Premium Finance Shares. Sellers represent that a Section 338(h)(10) Election is available for Premium Finance in connection with the Contemplated Transactions.

(b) Hector Fortun shall pay any Taxes attributable to the making of the Section 338(h)(10) Election.

(c) Buyer shall prepare and file all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Buyer and Hector Fortun each shall execute two copies of Internal Revenue Service Form 8023 (or successor form). Hector Fortun shall execute (or cause to be executed) and deliver to Buyer such additional documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least thirty (30) days prior to the date such documents or forms are required to be filed.

(d) Buyer shall determine and allocate the “aggregate deemed sales price” with respect to the assets of Premium Finance in accordance with Section 338 of the Code and the applicable treasury regulations promulgated thereunder (the “Section 338 Rules”) or comparable provisions for state, local and foreign Law (the “ADSP Allocation”). An ADSP Allocation shall be carried out by the Buyer (i) initially in connection with the filing of the Section 338(h)(10) Election, and (ii) subsequently to reflect any events occurring since the most recent ADSP Allocation for which the Section 338 Rules require the ADSP Allocation to be adjusted (including any adjustment to the Purchase Price and Hector Fortun incurring any additional selling costs). Within 210 days following the Closing Date, Buyer shall deliver to Hector Fortun a draft of all initial ADSP Allocations for approval (such approval not to be unreasonably withheld, conditioned or delayed). If there is an event requiring an ADSP Allocation to be adjusted, Buyer shall deliver the adjusted ADSP Allocation to Hector Fortun at least forty five (45) days prior to the date on which the adjusted ADSP Allocation must be filed with the applicable Governmental Body. All initial and subsequent ADSP Allocations shall become final and binding, unless and to the extent Hector Fortun objects in writing no later than twenty (20) days after the date on which the initial or subsequent ADSP Allocations (as the case may be) were delivered to Hector Fortun. If Hector Fortun notifies Buyer of its objection to an initial or subsequent ADSP Allocation within such 20-day period, Hector Fortun and Buyer shall use good faith efforts to resolve such dispute within twenty (20) days. If, within such 20-day period, Hector Fortun and Buyer are unable to resolve such dispute, Buyer shall cause an independent appraiser selected by Buyer and reasonably acceptable to Hector Fortun (the “Appraiser”) to conduct and deliver to Buyer and Hector Fortun, within thirty (30) days, an appraisal of the fair market value as of the Closing Date of the assets of Premium Finance and a revised initial or subsequent ADSP Allocation, which determination shall be final and binding on Buyer and Hector Fortun. The fees and expenses of the Appraiser shall be paid one-half by Buyer and one-half by Hector Fortun.

(e) Buyer and Hector Fortun shall file or adjust, as the case may be, and shall cause their respective Affiliates to file or adjust, all Tax Returns in a manner consistent with any Section 338(h)(10) Election and ADSP Allocation and shall not take, or cause to be taken, any action that would be inconsistent therewith.

8.6. Assistance and Cooperation. After the Closing Date, Sellers and Buyer shall (and shall cause their respective Affiliates to): (a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes; (b) assist the other party in preparing any Tax Returns that such other party is responsible for preparing and filing in accordance with Section 8.3; (c) cooperate fully in preparing for any Tax Contests with taxing authorities regarding any Tax Returns of any Company; (d) make available to the other party and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of any Company; and (e) furnish the other party with timely notice of, and copies of all correspondence received from any taxing authority in connection with, any Tax Contest relating to Taxes of any Company for the Pre-Closing Period.

8.7. Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in this Article 8 shall survive and remain in full force and effect until 90 days after the expiration of any applicable statute of limitations; provided, that any Loss or Expense, or any circumstance that is reasonably likely to result in a Loss or Expense, as to which the indemnified party hereunder has notified the indemnifying party hereunder on or prior to the date of the expiration of any applicable statute of limitations, shall continue to be an indemnifiable obligation hereunder.

ARTICLE 9

CONDITIONS TO CLOSING

9.1. Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Law) waiver by Sellers, on or prior to the Closing Date, of each of the following conditions:

(a) Performance of Covenants; Accuracy of Representations and Warranties. (i) Buyer shall have performed or complied in all material respects with all agreements, covenants and obligations required to be performed or complied with by it on or prior to the Closing Date; (ii) each of the representations and warranties of Buyer contained in this Agreement that is qualified by materiality shall be true and correct in all respects, and each of the representations and warranties of Buyer contained in this Agreement that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date); and (iii) Buyer shall have delivered to the Representative a certificate to such effect, dated the Closing Date, signed by an authorized officer of Buyer.

(b) No Prohibitions. No provision of any applicable Law and no Order of any Governmental Body shall prohibit or otherwise challenge the legality or validity of the Contemplated Transactions.

(c) Governmental Approvals. All consents, approvals and actions of or by, and all filings with and notifications to, any Governmental Body required to consummate the Contemplated Transactions shall have been received, taken or made, including any Required Regulatory Approval.

(d) Third Party Consents. Buyer shall have received the written consents of third parties listed on Schedule 5.4, in each case in form and substance reasonably satisfactory to the Representative, and no such consent shall have been revoked.

(e) Receipt of Closing Deliveries. Buyer shall have executed and delivered (or caused to be executed and delivered) all of the agreements, certificates and other deliveries specified in Section 3.5, all in form and substance reasonably satisfactory to the Representative.

9.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Law) waiver by Buyer, on or prior to the Closing Date, of each of the following conditions:

(a) Performance of Covenants; Accuracy of Representations and Warranties. (i) The Companies and/or Hector Fortun shall have performed or complied in all material respects with all agreements, covenants and obligations required to be performed or complied with by them on or prior to the Closing Date; (ii) each of the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date); and (iii) Sellers shall have delivered to Buyer a certificate to such effect, dated the Closing Date, signed by each Seller.

(b) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect, and Sellers shall have delivered to Buyer a certificate to such effect, dated the Closing Date, signed by each Seller.

(c) No Prohibitions. No provision of any applicable Law and no Order of any Governmental Body shall prohibit or otherwise challenge the legality or validity of the Contemplated Transactions.

(d) Governmental Approvals. All consents, approvals and actions of or by, and all filings with and notifications to, any Governmental Body required to consummate the Contemplated Transactions shall have been received, taken or made, including any Required Regulatory Approval.

(e) Third Party Consents. Sellers shall have received the written consents of, and given the notifications to, the third parties identified on Schedule 4.5, in each case in form and substance reasonably satisfactory to Buyer, and no such consent shall have been revoked.

(f) Receipt of Closing Deliveries. Sellers shall have executed and delivered (or caused to be executed and delivered) to Buyer, and Buyer shall have received, all of the agreements, certificates and other deliveries specified in Section 3.4, all in form and substance reasonably satisfactory to Buyer.

(g) Employment Matters. Each Transferred Employee shall have executed and delivered to Buyer a Confidentiality and Non-Solicitation Agreement dated the Closing Date.

(h) Key Man Insurance. Buyer shall have obtained the Key Man Policy, which policy shall be in full force and effect as of the Closing, shall name Buyer as beneficiary and shall provide that such policy may not be canceled unless the insurance carrier provides at least thirty (30) days prior written notice of such cancellation to Buyer.

(i) Termination of Indebtedness and Creditor Releases. Sellers shall have repaid in full, canceled and terminated all Indebtedness (other than the Line of Credit) owed by the Companies as of the Closing Date, and Buyer shall have received all pay-off letters, releases, discharges and UCC termination statements, together with such other related documents as

Buyer may reasonably request, in each case in form and substance reasonably satisfactory to Buyer, from any creditors of any Company with a claim on the Premium Finance Shares or the assets of any Company or with respect to which any Company has any obligations, evidencing the termination of all agreements relating to Indebtedness (other than the Line of Credit) and releasing all Liens of such creditors on the Premium Finance Shares and the assets of any Company and releasing any Company from all obligations to such creditors.

(j) Termination of Fortun 401(k) Plan. Seller shall have terminated the Fortun 401(k) Plan and Buyer shall have received satisfactory evidence thereof.

(k) NYSE and TSX Listings. The HIL Shares to be issued hereunder shall have been approved for listing on the New York Stock Exchange and the Toronto Stock Exchange, subject only to official notice of issuance and other customary conditions.

ARTICLE 10

TERMINATION

10.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Buyer and the Representative;

(b) by Buyer in the event of any material breach by any Seller of any of its representations, warranties, covenants or agreements contained herein and the failure of such Seller to cure such breach within 20 Business Days after receipt of notice from Buyer requesting such breach to be cured; provided, however, that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by Buyer;

(c) by the Representative in the event of any material breach by Buyer of any of its representations, warranties, covenants or agreements contained herein and the failure of Buyer to cure such breach within 20 Business Days after receipt of notice from the Representative requesting such breach to be cured; provided, however, that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by any Seller;

(d) by either Buyer or the Representative if any court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions and the party seeking to terminate this Agreement pursuant to this Section 10.1(d) shall have used commercially reasonable efforts to remove such order, decree or ruling and shall have otherwise complied with its obligations under Section 6.4; or

(e) by either Buyer or the Representative if the Closing shall not have occurred on or before October 1, 2006 (or such later date as may be agreed to in writing by Buyer and the Representative); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement shall have been the cause of, or have resulted in, the failure of the Closing to occur on or before the applicable date.

10.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other parties to this Agreement.

10.3. Effect of Termination. If this Agreement is terminated pursuant to this Article 10, this Agreement shall become wholly void and of no further force and effect and all rights and obligations of the parties under this Agreement shall be terminated without further liability of any party to any other party; provided, however, that (a) the provisions of the Confidentiality Agreement, Sections 7.1, 7.2, 7.3 and 10.3 and Article 12, and the rights and obligations of the parties thereunder, shall survive any such termination; and (b) nothing herein shall relieve any party from liability for any intentional misrepresentation under, or any breach of, this Agreement prior to the date of termination.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

11.1. Survival Period. The representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing Date for a period of three (3) years, at which time they shall terminate and no claims or causes of action for indemnification shall be made thereunder; provided, however, that (a) the representations and warranties contained in Section 4.20 and Section 4.24 shall survive the Closing until ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later; and (b) the representations and warranties contained in the first two sentences of Section 4.3 (Authorization), Section 4.6 (Capitalization), Section 4.7 (Title to Assets), Section 4.31 (No Broker), the first two sentences of Section 5.2 (Authorization) and Section 5.9 (No Broker), and any representations and warranties fraudulently made, shall survive the Closing until the expiration of the statute of limitations applicable to the matters covered thereby. The covenants and agreements of the parties contained in this Agreement shall survive the Closing until the date explicitly specified therein or, if not so specified, until the expiration of the statute of limitations applicable to the matters covered thereby. The obligation of Sellers to indemnify Buyer for Excluded Liabilities shall survive the Closing until the expiration of the statute of limitations applicable to the matters covered thereby. Notwithstanding the preceding sentences, any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Article 11 shall survive the time at which it otherwise would terminate pursuant to the preceding sentences if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time. No representations, warranties, covenants or agreements of any party contained in any Transaction Document shall be deemed waived or otherwise affected by any investigation by or knowledge of any party.

11.2. Indemnification by Sellers. Subject to the limitations set forth in this Article 11, Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer Group Members from and against any and all Losses and Expenses incurred or suffered by the

Buyer Group Members resulting from, in connection with or arising out of: (a) any breach of, or inaccuracy in, any representation or warranty of Sellers contained in this Agreement or any other Transaction Document; (b) any breach of, or failure to perform, any covenant or agreement of any Company and/or any Seller contained in this Agreement or any other Transaction Document; (c) any failure of Sellers to pay, perform or otherwise discharge any Excluded Liability; (d) any Company Employee’s employment with the Companies before the date any such employee becomes a Transferred Employee or any employee benefit plan, program or arrangement of the Companies; or (e) any events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business or the Purchased Assets on or prior to the Closing Date, other than the Assumed Liabilities.

11.3. Indemnification by Buyer. Subject to the limitations set forth in this Article 11, Buyer shall indemnify, defend and hold harmless the Seller Group Members from and against any and all Losses and Expenses incurred or suffered by the Seller Group Members resulting from, in connection with or arising out of: (a) any breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement or any other Transaction Document; (b) any breach of, or failure to perform, any covenant or agreement of Buyer contained in this Agreement or any other Transaction Document; or (c) any failure of Buyer to pay, perform or otherwise discharge any Assumed Liability.

11.4. Limitations on Indemnification.

(a) No Buyer Group Member shall be entitled to indemnification pursuant to Section 11.2(a), and no Seller Group Member shall be entitled to indemnification pursuant to Section 11.3(a), unless and until the aggregate amount of Losses and Expenses asserted by the Buyer Group Members (in the case of a claim by a Buyer Group Member) or by the Seller Group Members (in the case of a claim by a Seller Group Member) with respect to all misrepresentations and breaches of warranty referred to in Section 11.2(a) or Section 11.3(a), as applicable, equals or exceeds $25,000, and then only to the extent of such excess.

(b) The maximum aggregate liability of Sellers under Section 11.2(a), and the maximum aggregate liability of Buyer under Section 11.3(a), shall not exceed the Purchase Price.

(c) Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 3.6.

(d) Notwithstanding the foregoing, and for the avoidance of doubt, the limitations on indemnification set forth in this Section 11.4 shall not apply to (i) any indemnification claim for Losses and Expenses resulting from, in connection with or arising out of any breach of or inaccuracy in the representations and warranties contained in Sections 4.3, 4.4, 4.6, 4.7, 4.31, 5.2, 5.3 and 5.9, (ii) any indemnification claims relating to Taxes, which are controlled by Article 8, (iii) any fraud, intentional misrepresentation or willful breach of Sellers or (iv) any breach of any covenant or agreement set forth in Section 7.6 or Section 7.8.

11.5. Procedure for Third Party Claims.

(a) Notice. Any Buyer Group Member or Seller Group Member seeking indemnification under this Article 11 (the “Indemnified Party”) shall, promptly after receipt by the Indemnified Party of notice of any pending or threatened claim asserted by a third party or the commencement of any action, suit or proceeding by a third party in respect of which indemnification shall be sought (a “Third Party Claim”), give the party or parties against whom indemnification is sought (the “Indemnifying Party”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim; provided, however, that the failure by the Indemnified Party to give such Claim Notice shall not relieve the Indemnifying Party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been adversely prejudiced by such failure.

(b) Defense. Subject to the limitations set forth in this Section 11.5(b), in the event of a Third Party Claim, the Indemnifying Party shall have the right (exercisable by written notice to the Indemnified Party within ten (10) days after the Indemnified Party has given a Claim Notice of the Third Party Claim) to conduct and control, through counsel of its choosing that is reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s own cost and expense, the defense, compromise or settlement of the Third Party Claim if the Indemnifying Party (i) has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party shall provide indemnification to the Indemnified Party in respect thereof, and (ii) if requested by the Indemnified Party, has provided evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to pay any Loss and Expense resulting from the Third Party Claim; provided, that the Indemnified Party may participate, through separate counsel chosen by it and at its own cost and expense, in the defense of the Third Party Claim. Notwithstanding the foregoing, if (A) the Indemnifying Party shall not have given notice of its election to conduct and control the defense of the Third Party Claim within such 10-day period, (B) the Indemnifying Party shall fail to conduct such defense diligently, (C) the Indemnified Party shall reasonably determine that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, or (D) the Third Party Claim is for injunctive, equitable or other non-monetary relief against the Indemnified Party, then the Indemnified Party shall have the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choice at the Indemnifying Party’s sole cost and expense. In any event, from and after delivery of a Claim Notice, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective affiliates and representatives to, cooperate fully in connection with the defense or prosecution of any Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. In addition, the party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(c) Settlement Limitations. Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (A) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article 11 with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditioned or delayed; and (B) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only the payment of money damages that will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof, (y) will not encumber any of the assets of the Indemnified Party and will not contain any restriction or condition that would apply to or adversely affect the Indemnified Party or the conduct of its business, and (z) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such claim.

(d) Reimbursement. Losses and Expenses shall be reimbursed by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices with respect to such Losses and Expenses are received by the Indemnifying Party.

(e) Tax Contest. Notwithstanding the foregoing, in the event of any Loss or Expense relating to a Tax Contest, to the extent this Section 11.5 is inconsistent with Section 8.4, the provisions of Section 8.4 shall control.

11.6. Procedure for Direct Claims. In the event the Indemnified Party should have a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party shall, as promptly as practicable, deliver to the Indemnifying Party a written notice that contains (a) a description and the amount (the “Claimed Amount”) of any Losses and Expenses incurred or suffered by the Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under this Article 11 and a reasonable explanation of the basis therefore, and (c) a demand for payment by the Indemnifying Party. Within 30 days after delivery of such written notice, the Indemnifying Party shall deliver to the Indemnified a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.8.

11.7. Calculation of Losses and Expenses. An Indemnified Party shall be entitled to recover the full amount of any Loss and Expense incurred due to the matter for which indemnification is sought, but any recovery shall be reduced by an amount equal to (a) any net Tax Benefit received by such Indemnified Party that is attributable to the Losses and Expenses to which such indemnification relates or (b) any insurance proceeds actually received by such Indemnified Party as a result thereof, excluding self-insurance arrangements and net of expenses incurred by such Indemnified Party in collecting any such insurance proceeds (including reasonable attorneys’ fees and any premium increases directly related to obtaining such insurance proceeds).

11.8. Mitigation. Each Indemnified Party agrees to take commercially reasonable steps to mitigate and minimize its Losses and Expenses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

11.9. Right of Set-Off. With respect to (a) any Losses or Expenses incurred or suffered by any Buyer Group Member arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Sellers pursuant to this Agreement, and (b) any amounts that Sellers are required to pay pursuant to Section 7.8 or Article 8, Sellers hereby agree that, solely at Buyer’s option, all or any portion of such Losses or Expenses or other amounts may be satisfied by a reduction of any amount due to Sellers under Section 3.7 hereof. The right of set-off provided in this Section 11.9 is not intended to be the exclusive means of collecting Losses and Expenses incurred or suffered by any Buyer Group Member in connection with this Agreement.

11.10. Exclusive Remedy. Except for remedies for injunctive or equitable relief, claims for fraud or intentional misrepresentation, claims with respect to the TNW Adjustment Amount or the Average EBITDA Adjustment Amount, or as otherwise expressly provided in this Agreement (including Section 7.6 with respect to the enforcement of the Restrictive Covenants and Article 8 with respect to Tax matters), if the Closing occurs, the indemnification rights set forth in this Article 11 shall be the sole and exclusive remedy for any claim arising out of this Agreement or the Contemplated Transactions.

11.11. Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.

11.12. No Contribution; Release. Sellers acknowledge and agree that their joint and several obligation to indemnify, defend and hold harmless the Buyer Group Members pursuant to this Article 11 is an obligation solely of themselves and that from and after the Closing, Sellers shall not be entitled to contribution from, subrogation to or recovery against Premium Finance, Buyer or their Affiliates with respect to any Losses or Expenses imposed on or incurred by Sellers in connection with this Agreement or the Contemplated Transactions arising out of, relating to or in respect of any period prior to the Closing or any breach by Sellers of any of their representations, warranties, covenants or agreements set forth in this Agreement. Each Seller hereby releases and discharges, fully, finally and forever, Premium Finance from and against liability for any and all claims for Losses and Expenses, of whatever nature, at law or in equity, known or unknown, vested or contingent, suspected or unsuspected, whichever have or may have existed, which do exist or which may now or hereafter at any time be made or brought against Premium Finance by any Seller, in case arising out of, relating to or in respect of any period prior to the Closing.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1. Notices. All notices, requests, demands or other communications required or permitted hereunder shall be in writing signed by or on behalf of the party making the same, and shall be deemed given or delivered (a) when delivered personally, (b) if sent from within the United States by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing, or (c) if sent by messenger or reputable overnight courier service, when received; and shall be addressed to each party as follows:

If to Buyer, to:	If to any Company or Hector Fortun, to:

Hub International Florida, Inc. c/o Hub International Limited 55 East Jackson Boulevard Chicago, IL 60604 Attention: President	Hector Fortun 365 Palermo Avenue Coral Gables, FL 33134

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Hub International Limited 55 East Jackson Boulevard Chicago, IL 60604 Attention: Chief Legal Officer	Rodriguez and Quincoces, P.A. 2121 Ponce de Leon Blvd. Suite 1035 Coral Gables, FL 33134 Attention: Robert Rodriguez, Esq.

Any party may, from time to time, change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

12.2. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same agreement. The parties agree to accept facsimile or scanned and electronically mailed signatures pages in order to facilitate the Closing, provided that original signature pages shall be provided within two (2) days following the Closing Date.

12.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by an authorized representative of each party, or in the case of a waiver, by the party against whom the waiver is to be effective. The failure or delay of any party to assert or enforce at any time any provision of, or exercise any of its rights, powers or privileges under, this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a waiver of any other breach of the same or any other term of this Agreement.

12.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or under public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the fullest extent possible.

12.5. Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each other party, and any attempt to make any such assignment, delegation or other transfer without such consent shall be null and void; provided, however, that Buyer may assign its rights, interests and obligations under the Transaction Documents, without the consent of the other parties, to any Person who acquires all or substantially all of the assets and business of Buyer or to any Buyer Designee, subject to the assumption in writing by such Person or Buyer Designee of Buyer’s obligations hereunder; and provided, further, that Buyer may collaterally assign its rights, interests and obligations under the Transaction Documents, without the consent of the other parties, to any lender. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, executors, legal representatives, successors and permitted assigns.

12.6. No Third Party Beneficiaries. Except for Article 11, which is intended to benefit and to be enforceable by the parties specified therein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third Person, other than the parties and their respective heirs, executors, legal representatives, successors and assigns permitted by Section 12.5, any right, remedy or claim under or by reason of this Agreement.

12.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Florida, without regard to any choice of law or conflict of law rules.

12.8. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Subject to Section 12.9, each party hereto hereby irrevocably and unconditionally (i) agrees that any action, suit or proceeding arising out of or related to this Agreement or any of the Contemplated Transactions, whether based in contract, tort or any other legal theory, shall be brought only in the United States District Court for the Southern District of Florida or, if such court does not have jurisdiction, in any court of the State of Florida located in the City of Miami (and in the appropriate appellate courts therefrom); (ii) consents and submits to the personal jurisdiction of such courts in any such action, suit or proceeding; (iii) waives, to the fullest extent permitted by law, any claim, defense or objection to the venue of such courts (whether on the basis of forum non conveniens or otherwise); (iv) agrees that it will not attempt the removal of any such action, suit or proceeding to any other court, whether local, state or federal courts of the United States or the courts of any other country; and (v) consents to service of process on such party in the manner provided in Section 12.1.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

12.9. Specific Enforcement; Attorneys’ Fees. The parties acknowledge and agree that irreparable damage would occur if any of the terms or provisions of this Agreement were not performed in accordance with its specific wording or otherwise were breached. It is accordingly agreed that each party shall be entitled, in addition to all other rights and remedies to which such party may be entitled at law or in equity, to an injunction or injunctions to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, without the necessity of posting a bond or other security or of proving actual damages. If a party brings a claim to enforce this Agreement and such party prevails on such claim (whether through a monetary judgment, injunctive relief or otherwise), the prevailing party shall be entitled to recover from the unsuccessful party all costs and expenses, including but not limited to reasonable attorneys’ fees and court costs, incurred in connection with the prosecution of such claim.

12.10. Limitation on Stock Trading. Each of the Companies and Hector Fortun acknowledges and agrees that, due to applicable securities laws, recipients of confidential information pertaining to Hub and its Affiliates must refrain from trading in HIL Shares until advised further by counsel for Hub.

12.11. Bulk Sales Laws. Each of Buyer and each Seller hereby waives compliance with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or political subdivision in connection with the sale of the Purchased Assets. Sellers jointly and severally agree to indemnify, defend and hold harmless Buyer from and against any and all Losses and Expenses incurred or suffered by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

12.12. Entire Agreement; Integration. This Agreement, together with the Exhibits and Schedules hereto, (a) constitute the entire agreement and understanding among the parties with respect to the subject matter contained herein, and (b) supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties with respect to such subject matter (including that certain statement of intent dated May 25, 2006); provided, however, that the Confidentiality Agreement shall continue to have full force and effect.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each party has caused this Purchase and Sale Agreement to be duly executed and delivered as of the date first written above.

HUB INTERNATIONAL LIMITED		FORTUN INSURANCE AGENCY, INC.

By:	/s/ Martin P. Hughes	By:	/s/ Hector Fortun
Name:	Martin P. Hughes	Name:	Hector Fortun
Title:	Chief Executive Officer	Title:	President

HUB INTERNATIONAL FLORIDA, INC.		ABCO INSURANCE UNDERWRITERS, INC.

By:	/s/ Martin P. Hughes	By:	/s/ Hector Fortun
Name:	Martin P. Hughes	Name:	Hector Fortun
Title:	President	Title:	President

AMERICAN INSPECTION & LOSS CONTROL SERVICES, INC.

		By:	/s/ Hector Fortun
		Name:	Hector Fortun
		Title:	President

ABCO PREMIUM FINANCE, INC.

		By:	/s/ Hector Fortun
		Name:	Hector Fortun
		Title:	President

/s/ Hector D. Fortun Hector D. Fortun, in his capacity as both a Seller and the Representative